Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of September 13, 2008

among

RENAISSANCE ACQUISITION CORP.,

FCI MERGER SUB I, INC.,

FCI MERGER SUB II, LLC,

FIRST COMMUNICATIONS, INC.

and

THE STOCKHOLDERS’ REPRESENTATIVE NAMED HEREIN

Page

I.	DEFINITIONS		2
II.	THE MERGERS		14
	2.1.	Effective Times of the Mergers	14
	2.2.	Closing	15
	2.3.	Effects of the Mergers	15
	2.4	Governing Documents	15
	2.5	Directors and Officers	16
III.	CONVERSION OF SECURITIES		16
	3.1	Effect on Capital Stock; Merger Consideration	16
	3.2	Fractional Shares	19
	3.3	Appraisal Rights	19
	3.4	Payment of Merger Consideration; Surrender of Certificates	20
	3.5	Escrow	23
IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
	4.1	Organization, Qualification, and Corporate Power	24
	4.2	Subsidiaries	24
	4.3	Capitalization	24
	4.4	Validity and Execution; Stockholder Approval	25
	4.5	Real and Tangible Personal Properties	25
	4.6	No Litigation	26
	4.7	Noncontravention	26
	4.8	Tax Matters	27
	4.9	Financial Statements	28
	4.10	Undisclosed Liabilities	29
	4.11	Material Contracts	29
	4.12	Intellectual Property	29
	4.13	Insurance	30
	4.14	Employees	31
	4.15	Employee Benefits	31
	4.16	Environmental Matters	33

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 13th day of September, 2008 by and among RENAISSANCE ACQUISITION CORP., a Delaware corporation (“Parent”), FCI MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), FCI MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”, and, together with the Merger Sub I, collectively, the “Merger Subs”), FIRST COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and The Gores Group LLC, solely in its capacity as the exclusive representative of the stockholders of the Company (“Stockholders’ Representative”).

RECITALS:

A.      The parties hereto desire to effect a business combination of Parent and the Company by means of (i) the merger (the “First Merger”) of Merger Sub I with and into the Company, with the Company continuing as the surviving corporation of the First Merger (the “First Merger Surviving Corporation”), and (ii) immediately following the effectiveness of the First Merger, and as part of the same plan of merger and reorganization, the merger (the “Second Merger” and, together with the First Merger, collectively, the “Mergers”) of the First Merger Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger (the “Second Merger Surviving Entity”).

B.      The boards of directors of each of the parties hereto (or in the case of Merger Sub II, Parent, as its sole managing member) have determined that this Agreement and the Mergers and such other transactions contemplated hereby (collectively, the “Transactions”) are fair to and in the best interests of their respective stockholders or members, as applicable, and have declared it advisable and approved this Agreement and the Transactions on the terms and conditions set forth in this Agreement.

C.      The holders of a majority of the outstanding shares of the Company’s Series A Preferred Stock have approved this Agreement and the Transactions on the terms and conditions set forth in this Agreement.  The holders of T1 Warrants have delivered irrevocable notices of exercise of their warrant contingent upon the consummation of the Transactions and all the holders of the T2 Warrants and certain of the holders of the T3 Warrants have entered into an exchange agreement for the exercise of their warrants in the form attached hereto as Exhibit A (the “Exchange Agreement”).

D.      Simultaneously with the execution and delivery of this Agreement, the Company shall obtain a voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit B executed by the holders of at least 75% of Company Common Stock whereby each holder irrevocably agrees to vote all of its voting shares of Company Common Stock (as defined herein) held by it in favor of delisting the Company Common Stock from the Alternative Investment Market on the London Stock Exchange (the “AIM”).

E.      Immediately following and within forty-eight (48) hours of the execution and delivery of this Agreement, the Company shall obtain the affirmative written consent of the holders of at least a majority of Company Common Stock (as defined herein) to approve this Agreement and the First Merger.

F.      The Company, First Global Telecom, Inc., GCI Globalcom Holdings, Inc. (“GCI”) and M. Gavin McCarty, as stockholders’ representative, have entered into an Agreement and Plan of Merger, dated July 18, 2008 (the “GCI Merger Agreement”), pursuant to which the Company has agreed to acquire all of the outstanding capital stock of GCI (the “GCI Acquisition”).

G.      The Company shall effect the consummation of the GCI Acquisition prior to the Mergers.

H.      For United States federal income tax purposes, the parties hereto intend that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in exchange for the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.     DEFINITIONS

“Acquired Companies” means the Company and the Company Subsidiaries.

“Acquisition” means the purchase by the Company or following the Second Merger, the Second Merger Surviving Entity, outside of the ordinary course of business, of another company or any of its assets, securities or business by means of a merger, consolidation, joint venture, exchange offer or purchase or sale of stock or assets.

“Additional Warrant Stock” shall have the meaning set forth in Section 3.1(c)(ii)(2).

“Affiliate” means, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person.  For these purposes, an immediate family member shall mean a natural Person’s spouse, parents or children.

“Aggregate Consideration” means the total cash amount and other consideration received (which shall be deemed to include amounts paid into escrow) by the target and/or its shareholders upon the consummation of an Acquisition (including payments made in installments), inclusive of cash, securities, notes, consulting agreements and agreements not to compete, plus the total value of liabilities assumed and to the extent such Aggregate Consideration is paid in stock, then the Fair Market Value of such stock.

“Agreement” has the meaning set forth in the preamble.

“AIM” has the meaning set forth in the recitals.

“Businesses” means the business and operations carried out by the Company and the Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

“Cash Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).

“Certificates” shall have the meaning set forth in Section 3.4(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Form 8-K” shall have the meaning set forth in Section 6.1(g)(ii).

“Closing Press Release” shall have the meaning set forth in Section 6.1(g)(ii).

“Closing Price” for each day shall be the last reported sales price regular way on that day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case as reported on a national securities exchange or other public exchange on which the stock is admitted to trading or listed, or if not so listed or admitted to trading, the last quoted bid price or, if not quoted, the average of the high bid and the low asked prices in the over-the-counter market or such other system then in use.

“Closing Stock Payment” shall have the meaning set forth in Section 3.1(a)(iii)(1)(x).

“Code” has the meaning set forth in the recitals.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 3.1(a)(iii)(1)(2).

“Company” has the meaning set forth in the preamble.

“Company Audit” shall have the meaning set forth in Section 4.9.

“Company Common Stock” shall have the meaning set forth in Section 3.1.

“Company Financial Statements” shall have the meaning set forth in Section 4.9.

“Company Group” shall have the meaning set forth in Section 6.1(i)(ii).

“Company Preferred Stock” shall have the meaning set forth in Section 3.1.

“Company Stock” shall have the meaning set forth in Section 3.1.

“Company Subsidiaries” means all Subsidiaries of the Company.

“Company’s Knowledge” means the actual knowledge of Ray Hexamer, Joe Morris, Jessica Newman, Rick Buyens, Ryan Wiegner and Frank Lomanno, in each case, after a reasonable investigation and inquiry, only with respect to the period of time each such person was employed by the Company.

“Company Third Party Acquisition” means (I) any sale of 15% or more of the consolidated assets of the Company and its subsidiaries, or 15% or more of the equity or voting securities of the Company or any subsidiary whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company (each, a “Material Subsidiary”), (II) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of the equity or voting securities of the Company or of any Material Subsidiary, (III) a merger, consolidation, business combination, share exchange, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary, in each such case in this clause (III) that would result in either (x) a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any Material Subsidiary, or 15% or more of the consolidated assets of the Company or (y) the stockholders of the Company receiving securities traded in the U.S. on any nationally-recognized exchange or over-the-counter market; “Company Third Party Acquisition” shall not include the GCI Acquisition or any other transaction pursuant to which the Company or a Material Subsidiary is the acquiring party, provided that, except in the case of the GCI Acquisition, such purchase shall not materially impede the consummation of the Acquisition.

“Contract” means with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Credit Agreement” means that certain that certain Amended and Restated Loan and Security Agreement, dated as of March 7, 2008 among the Company and JPMorgan Chase Bank, National Association.

“Debt” means, as at any date of determination thereof (without duplication), all obligations or liabilities (other than intercompany obligations between the Acquired Companies) of the Acquired Companies in respect of: (a) any borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums) including, without limitation, the aggregate principal balance of, and all accrued and unpaid interest on, the loans outstanding under the Credit Agreement as of the Closing Date, together with all other indebtedness, fees, liabilities, obligations, covenants and duties of the

Company of every kind, nature and description under or in respect of the Credit Agreement; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies (excluding intercompany debt and letters of credit and guarantees by one Acquired Company of performance obligations of another Acquired Company); (e) any obligations with respect to any interest rate hedging or swap agreements; (f) any obligations for the deferred purchase price of property or services (including, without limitation, deferred purchase price liabilities from past acquisitions); (g) any commitment by which an Acquired Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (h) any liabilities of an Acquired Company under conditional sale or other title retention agreements; (i) any liabilities of an Acquired Company under or in connection with letters of credit (whether or not drawn), bankers acceptances or similar items; (j) any liabilities with respect to vendor advances or any other advances made to an Acquired Company; (k) any indebtedness or liabilities secured by a Lien on an Acquired Company’s assets; (1) any amounts owed by an Acquired Company to any Person or entity under any noncompetition, consulting or deferred compensation arrangements; and (m) any “success fees” or bonuses, change in control or severance payments arising from or otherwise triggered by the Transactions, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes.

“Delaware LLC Act” shall have the meaning set forth in Section 2.3(b).

“DGCL” shall have the meaning set forth in Section 2.3(b).

“Disclosing Party” shall have the meaning set forth in Section 6.1(c).

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“EBITDA” means for the applicable fiscal quarter, using results taken from the unaudited reviewed financial statements of the Second Merger Surviving Entity, the following calculation:  income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus amortization of intangible assets, plus any expenses arising solely from the First Merger and the Second Merger charged to income in such fiscal quarter and any subsequent acquisition or transaction costs expensed in connection with FASB Rule No. 141R charged to income in such fiscal quarter.

“EBITDA Condition” shall have the meaning set forth in Section 3.1(a)(iii)(2).

“EBITDA Escrow Release Date” shall have the meaning set forth in Section 3.5.

“EBITDA Stock” shall have the meaning set forth in Section 3.1(a)(iii)(1)(y).

“EBITDA Target” shall mean $50 million plus the sum of any Target Increases.

“Environmental Laws” shall mean all Laws, including all common law, orders, judgments, and all other provisions having the force or effect of law, concerning occupational health or safety, pollution or the protection of the environment, including any laws governing the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with any of the Acquired Companies as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 3.5.

“Escrow Agent” shall have the meaning set forth in Section 3.5.

“Escrow Agreement” shall have the meaning set forth in Section 3.5.

“Escrowed Stock” shall have the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Agreement” has the meaning set forth in the recitals.

“Exchange Fund” shall have the meaning set forth in Section 3.4(a).

“Exclusivity Period” shall have the meaning set forth in Section 6.1(i).

“Fair Market Value" means at any date, the average of the daily Closing Prices (as defined below) for such share of stock for the five (5) consecutive Trading Days immediately preceding the date of the closing of the Acquisition or if the stock is not publicly held or so listed or traded, the fair market value per share shall be as determined in good faith by the board of directors of the Second Merger Surviving Entity, whose determination shall be conclusive absent manifest abuse or error, and described in a resolution of the board of directors of the Second Merger Surviving Entity certified by the secretary of the Second Merger Surviving Entity.

“FCC” means the Federal Communications Commission.

“FCC Consents” means the applications, notices, reports, registrations and other filings and/or consents required to be filed with or obtained from the FCC in connection with the consummation of the Transactions.

“First Merger” shall have the meaning set forth in the recitals.

“First Merger Certificate of Merger” shall have the meaning set forth in Section 2.1(a).

“First Merger Effective Time” shall have the meaning set forth in Section 2.1(a).

“First Merger Surviving Corporation” shall have the meaning set forth in the recitals.

“First Merger Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“GCI” has the meaning set forth in the recitals.

“GCI Acquisition” shall have the meaning set forth in the recitals.

“GCI Merger Agreement” shall have the meaning set forth in the recitals.

“GCI Subsidiaries” means GCI’s two wholly-owned subsidiaries, Globalcom, Inc., an Illinois corporation, and Globalcom Equipment, Inc., a Delaware corporation.

“Governmental Authority” means any federal, state, local or foreign government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

“Governmental Prohibition” shall have the meaning set forth in Section 7.5.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the exposure to, presence of, release of, use of, or storage, disposal, treatment or transportation of which may give rise to liability under, is regulated under, or is defined by any Law, including any Environmental Law, including petroleum and petroleum products.

“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any provisionals, continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Company Financial Statements” shall have the meaning set forth in Section 4.9.

“Law” means all applicable laws of any country or any political subdivision thereof, including, without limitation, all foreign, federal, state and local statutes, regulations, ordinances, codes, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Leased Real Property” shall have the meaning set forth in Section 4.5(a).

“Leases” shall have the meaning set forth in Section 4.5(a).

“Lien” means any charge, claim, right of first refusal, restriction on transfer, mortgage, security deed, deed to secure debt, deed of trust, title defect, mechanic’s lien, judgment lien or other similar lien (except for any lien for Taxes not yet due and payable), pledge, assessment, security interest or other encumbrance.

“Material Adverse Effect” means (x) as to any Person, a material adverse effect on the business, assets, results of operations or financial condition of such Person, and (y) as to any Acquired Company, a material adverse effect on the business, assets, results of operations or financial condition of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a “Material Adverse Effect” with respect to any Person (including any Acquired Company): any facts, changes, developments, events, occurrences, actions, omissions or effects (i) generally affecting (A) the economy, or financial or capital markets, in the United States or elsewhere in the world, to the extent that they do not disproportionately affect such Person in relation to other companies in the industry in which such Person primarily operates or (B) the industry in which such Person operates to the extent that they do not disproportionately affect such Person in relation to other companies in the industry in which such Person primarily operates, or (ii) arising out of, resulting from or attributable to (1) changes (after the date of this Agreement) in Law or in generally accepted accounting principles or in accounting standards or (2) any decline in the market price, or change in trading volume, of the capital stock of such Person or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clause (i) or (ii) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred).

“Material Contract” means the agreements of the following types to which any Person is a party (which is effective and binding on such Person) or by which any material assets of any Person is bound or are subject:

(a)       Contracts or group of related Contracts which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by such Person from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $300,000 in any consecutive twelve (12) month period after the date hereof or which are not terminable by such Person without a penalty;

(b)       Contracts or group of related Contracts which provide for the sale of goods or services by such Person and under which the undelivered balance of such goods or services has a sale price in excess of $150,000 in any consecutive twelve (12) month period after the date hereof or which are not terminable by such Person without penalty;

(c)       joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(d)       Contracts that involve the material acquisition or disposition, directly or indirectly, by merger, consolidation or acquisition of stock or assets, between such Person and any another Person;

(e)       employment, non-competition, non-solicitation and profit-sharing plan agreements with any officer or director of such Person;

(f)       Contracts which presently limit in any material respect the freedom of any Acquired Company to engage in any business anywhere in the world or compete with any Person;

(g)       Contracts pursuant to which such Person is a lessor or a lessee of any personal or real property (including the Leases), or holds or operates any tangible personal property owned by another Person, except for any such Leases under which the aggregate annual rent or lease payments do not exceed $50,000 or which are terminable by such Person without penalty;

(h)       Contracts not included in subsection (e) providing for severance (including contractual notice of termination or pay in lieu thereof), retention, deferred compensation, change in control or other similar payments;

(i)       Contracts with any stockholder, officer or director of such Person, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(j)       Contracts with material dealers, distributors or sales representatives;

(k)       Contracts under which such Person has made material advances or loans to any other Person, other than expense re-imbursement done in the Ordinary Course of Business;

(l)       Contracts regarding interconnection and carrier agreements with telecommunication and data service providers;

(m)       Contracts relating to material Debt; or

(n)       any settlement or similar agreements relating to any material litigation to which an Acquired Company was a party.

“Merger Consideration” means the Cash Merger Consideration and the Common Stock Merger Consideration.

“Mergers” shall have the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Most Recent Company Balance Sheet” shall have the meaning set forth in Section 4.9.

“New Warrant” shall have the meaning set forth in Section 3.1(c)(ii)(1).

“Ordinary Course of Business” means the ordinary course of business of an applicable Person consistent with past custom and practice (including with respect to quantity and frequency).

“Other Filings” shall have the meaning set forth in Section 6.1(e)(i).

“Outside Date” shall have the meaning set forth in Section 11.1(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 4.12.

“Owned Real Property” shall have the meaning set forth in Section 4.5(a).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Group” shall have the meaning set forth in Section 6.1(i)(i).

“Parent Knowledge” means the actual knowledge of Barry Florescue, Mark Seigel and Richard Bloom, in each case after a reasonable investigation and inquiry.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.8(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.7.

“Parent Stock Options” shall have the meaning set forth in Section 5.8(b).

“Parent Stockholder Approval” shall have the meaning set forth in Section 6.1(e)(i).

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 4.27.

“Parent Third Party Acquisition” means: (I) any purchase of 15% or more of the consolidated assets of a third party and its subsidiaries, or 15% or more of the equity or voting securities of a third party or a Material Subsidiary (as defined in Company Third Party Acquisition definition) thereof, (II) any tender offer or exchange offer that, if consummated, would result in Parent beneficially owning 15% or more of a third party’s equity or voting securities or any Material Subsidiary thereof, (III) a merger, consolidation, business combination, share exchange, purchase of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Parent and any third party, in each such case in this clause (III) that would result in Parent beneficially owning 15% or more of any class of equity or voting securities of such third party or any Material Subsidiary thereof, or 15% or more of the consolidated assets of such third party.

“Parent Warrants” shall have the meaning set forth in Section 5.8(b).

“Permit” means a license, permit or other authorization or registration required by any Governmental Authority or applicable Law to carry out a Business, other than those licenses, permits or other authorizations or registrations the absence of which would not cause a Material Adverse Effect with respect to such Business.

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP, (b) with respect to any Acquired Company asset, encumbrances, imperfections of title and title defects that will not materially interfere with the use of such asset or materially impair the value thereof, including mechanics’ liens, materialmen’s liens and other inchoate liens, provided that the obligations in respect of which such encumbrances were created are not delinquent, (c) all rights-of-way, licenses, easements, encroachments, covenants, reservations, restrictions, conditions, Leases, tenancies and other encumbrances of record that do not materially interfere with the existing use of the Businesses or materially impair the value thereof, provided that the obligations in respect of which such encumbrances are not delinquent, (d) unrecorded easements, Leases, tenancies, license agreements, covenants, rights-of-way and other encumbrances and similar restrictions on the Real Property that do not materially interfere with the existing use thereof, provided that the obligations in respect of which such encumbrances were created are not delinquent, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (f) all zoning, building, subdivision and other statutory or regulatory conditions and restrictions relating to the use of real property.

“Person” means any individual, corporation, proprietorship, joint venture, firm, partnership, trust, limited liability company, association or other entity.

“Plans” shall have the meaning set forth in Section 4.15(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proxy Statement” shall have the meaning set forth in Section 4.27.

“Real Property” shall have the meaning set forth in Section 4.5(a).

“Receiving Party” shall have the meaning set forth in Section 6.1(c).

“Registration Statement” shall have the meaning set forth in Section 4.27.

“Replacement Company Financial Statements” shall have the meaning set forth in Section 6.2(e).

“Company Audit” shall have the meaning set forth in Section 4.9.

“Schedule Update” shall have the meaning set forth in Section 6.2(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the recitals.

“Second Merger Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Second Merger Effective Time” shall have the meaning set forth in Section 2.1(b).

“Second Merger Surviving Entity” shall have the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Form 8-K” shall have the meaning set forth in Section 6.1(g)(i).

“Signing Press Release” shall have the meaning set forth in Section 6.1(g)(i).

“State PUC” means any state or local public service or public utilities commission having regulatory authority over the Acquired Companies, in any given jurisdiction.

“State PUC Consents” means the applications, notices, reports, registrations and other filings and/or consents to be filed with or obtained from any State PUC in connection with the consummation of the Transactions or the Credit Agreement.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Stockholders’ Representative” shall have the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any other Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Target Increase” with respect to any Acquisition is equal to 1/7 of the Aggregate Consideration paid by the Company or the Second Merger Surviving Entity, as applicable, for any Acquisition consummated between the date hereof and June 30, 2011, other than the GCI Acquisition, provided, however, for determining whether the EBITDA Condition has been satisfied for the fiscal quarter during which such Acquisition is consummated the Target Increase shall be 1/7 of such Aggregate Consideration multiplied by a fraction (A) the numerator of which shall be the number of days beginning on the date of the consummation of such Acquisition and ending on the last day of such fiscal quarter and (B) the denominator of which shall be the total number of days in such fiscal quarter.  By way of example, if the Company purchases a target company for $70 million, the Target Increase with respect to such Acquisition shall be $10 million ($70 million divided by 7).  If such Acquisition is consummated on the 30th day of a 90-day fiscal quarter, the Target Increase for such quarter will be $6.7 million ($10 million multiplied by 2/3) and for all subsequent quarters will be $10 million.

“T1 Warrant” shall mean the warrants to purchase a total of 5,333,333 shares of the Company Common Stock at an exercise price of $0.05 per share and with an expiration date of five years from the date of issuance.

“T2 Warrant” shall mean the warrants to purchase a total of 8,000,000 shares of the Company Common Stock at an exercise price of $7.50 per share and with an expiration date of three years following the redemption of all the Series A Preferred Stock held by the holder of such warrant.

“T3 Warrant” shall mean the warrants to purchase a total of 2,000,000 shares of the Company Common Stock at an exercise price of $7.50 per share and with an expiration date of three years following the redemption of all the Series A Preferred Stock.

“Tax” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any Governmental Authority in connection with Taxes (including any attached schedules thereto and any amendments thereof), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means any domestic, foreign, federal, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Trading Day” shall be any day on which the principal national securities exchange on which the stock is admitted to trading or listed is open or, if the stock is not so admitted to trading or so listed, any day except Saturday, Sunday, a legal holiday or any day on which banking institutions in the City of New York are obligated or authorized to close.

“Transactions” shall have the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

“Trust Fund” shall have the meaning set forth in Section 5.8.

“Voting Agreement” has the meaning set forth in the recitals.

“Warrants” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Agreement” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Condition” shall have the meaning set forth in Section 3.1(a)(iii)(3).

“Warrant Escrow Release Date” shall have the meaning set forth in Section 3.5.

“Warrant Stock” shall have the meaning set forth in Section 3.1(a)(iii).

II.     THE MERGERS

2.1.          Effective Times of the Mergers.

(a)       On the terms and subject to the conditions of this Agreement, the parties hereto shall cause the First Merger to be consummated at the Closing by the filing of a certificate of merger (the “First Merger Certificate of Merger”) in a form mutually acceptable to Parent and the Company with the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the DGCL.  The

First Merger shall become effective at the time of the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “First Merger Effective Time”).

(b)       Immediately following the First Merger Effective Time, Parent shall cause the Board of Directors of the First Merger Surviving Corporation to adopt this Agreement and approve the Second Merger (and shall adopt this Agreement and approve the Second Merger as sole shareholder of the Second Merger Surviving Entity).  Immediately following such approval, the parties hereto shall cause the Second Merger to be effected by the filing of a certificate of merger (the “Second Merger Certificate of Merger”) in a form that is mutually acceptable to Parent and the Company with the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the Delaware LLC Act.  The Second Merger shall become effective at the time of the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Second Certificate of Merger (the “Second Merger Effective Time”).

2.2.          Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) will take place remotely via the exchange of documents and signatures on the date that is two (2) Business Days following the satisfaction or waiver of all conditions to the Closing set forth in Articles VII, VIII and IX (such date, the “Closing Date”).

2.3.          Effects of the Mergers.

(a)       Upon the terms and subject to the conditions of this Agreement, at the First Merger Effective Time, Merger Sub I shall be merged with and into the Company and the separate existence of Merger Sub I shall cease and the Company shall continue as the First Merger Surviving Corporation  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time and as part of the same plan of merger and reorganization, the First Merger Surviving Corporation shall be merged with an into Merger Sub II, the separate corporate existence of the First Merger Surviving Corporation shall cease and Merger Sub II shall continue as the Second Merger Surviving Entity under a name that shall be mutually agreeable to Parent and the Company.

(b)       The First Merger shall have the effects set forth in this Agreement, the First Merger Certificate of Merger and the applicable provisions of the Delaware General Corporation Law (“DGCL”).  The Second Merger shall have the effects set forth in this Agreement, the Second Merger Certificate of Merger and the applicable provisions of the Delaware Limited Liability Company Act (“Delaware LLC Act”).

2.4.          Governing Documents.  The certificate of incorporation of the Company as in effect immediately prior to the First Merger Effective Time shall be the certificate of incorporation of the First Merger Surviving Corporation.  The initial certificate of formation and limited liability company operating agreement of Merger Sub II shall be the certificate of formation and limited liability company operating agreement of the Second Merger Surviving Entity.

2.5.          Directors and Officers.  The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the First Merger Surviving Corporation as of the First Merger Effective Time.  Merger Sub II shall take all actions necessary so that the directors and officers of the First Merger Surviving Corporation immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the Second Merger Surviving Entity.

III.     CONVERSION OF SECURITIES

3.1.          Effect on Capital Stock; Merger Consideration.

(a)      First Merger.  At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), Series A Preferred Stock of the Company, par value $0.001 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), or any shares of capital stock of Merger Sub I, said shares shall be converted as follows, and the Merger Consideration to be paid to the holders of Company Stock shall be as follows:

(i)      Capital Stock of the Merger Sub.  Each issued and outstanding share of the capital stock of Merger Sub I shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of First Merger Surviving Corporation (“First Merger Surviving Corporation Common Stock”), so that after the First Merger Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the First Merger Surviving Corporation.

(ii)      Company Preferred Stock.  Each issued and outstanding share of Company Preferred Stock shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, an amount equal to the Company Redemption Price as set forth in the Certificate of the Designations, Powers, Preferences and Rights of the Company Preferred Stock (the “Cash Merger Consideration”).

(iii)      Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than any Dissenting Shares) shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive:

(1)       (x) 0.57361 of a single validly issued, fully paid and nonassessable share of Parent Common Stock (“Closing Stock Payment”), plus

(y) the proportionate share amount of 9,950,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(2) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“EBITDA Stock”), plus (z) the proportionate share amount of 8,500,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(3) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“Warrant Stock”, which, together with the Closing Stock Payment and EBITDA Stock, shall be referred to collectively, as the “Common Stock Merger Consideration”);

(2)       If, for any fiscal quarter from the date hereof through June 30, 2011, the Second Merger Surviving Entity has an annualized adjusted EBITDA (i.e., the actual quarterly EBITDA multiplied by four (4)) equal to or greater than the EBITDA Target, Parent shall cause the Escrow Agent to release from the Escrow Account, in accordance with this Section 3.1(a)(iii)(2), Section 3.5 hereof and the Escrow Agreement, 9,950,000 shares of Parent Common Stock (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3) (the “EBITDA Condition”).  If the EBITDA Condition is satisfied, the holders of Company Common Stock shall be entitled to receive that number of shares of Parent Common Stock equal to (x) 9,950,000 (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3).  If the EBITDA Condition is not satisfied by June 30, 2011, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to release the remaining shares held in Escrow pursuant to the EBITDA Condition to the Company on August 31, 2011 and such securities shall be cancelled in accordance with Section 3.5.

(3)       If Parent shall have the right to redeem the warrants (the “Warrants”) issued pursuant to its Warrant Agreement dated September 19, 2006, by and between Parent and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), Parent shall cause the Escrow Agent to release from the Escrow Account, in accordance with this Section 3.1(a)(iii)(3), Section 3.5 hereof and the Escrow Agreement, 8,500,000 shares of Parent Common Stock (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3) (the “Warrant Condition”).  Subject to the terms and conditions of the Warrant Agreement, Parent has the right to redeem the Warrants at any time prior to their exercise and at any time after the Warrants become exercisable if the last sale price of the Parent Common Stock has been at least $8.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on January 28, 2011.  For the avoidance of doubt, even if all Warrants are exercised prior to the date the Warrant Condition is satisfied, Parent remains obligated to pay such 8,500,000 shares of Parent Common Stock (other than any shares that would otherwise be payable in respect of the Dissenting Shares) upon satisfaction of the Warrant Condition.  If the Warrant Condition is not satisfied by January 28, 2011, then on or prior to January 31, 2011, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to release all the shares subject to the Warrant Condition deposited into the Escrow Account to Parent and such securities shall be cancelled in accordance with Section 3.5.

(4)       If either the EBITDA Condition or the Warrant Condition has been met, Parent shall notify the Stockholders’ Representative in writing within five (5) Business Days.

(5)       All such shares of Company Stock (other than any Dissenting Shares (as defined in Section 3.3 hereof)), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration as determined pursuant to the calculation principles set forth in Section 3.1 payable with respect thereto, when and as provided herein upon the surrender of such certificate in accordance with Section 3.3.

(b)      Second Merger.  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any holder of First Merger Surviving Corporation Common Stock or any holder of membership interests of Merger Sub II (the “Merger Sub Interests”):

(i)      First Merger Surviving Corporation Common Stock.  Each share of First Merger Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and cease to exist and no consideration shall be payable in respect thereof.

(ii)      Merger Sub II Membership Interests.  The issued and outstanding Merger Sub II Interests (all of which shall be held by Parent) shall remain as the membership interests of the Second Merger Surviving Entity.

(c)      Company Warrants.

(i)      T1 Warrants.  Each of the holders of the T1 Warrants has agreed pursuant to a separate agreement irrevocably to make a cashless exercise of their T1 Warrants, immediately prior to the Closing of the Transactions contingent upon the Closing of the Transactions.  The Company Common Stock shall have a fair market value of $5.00 for purposes of such cashless exercise.  Each such share of Company Common Stock received upon the exercise of the T1 Warrant without any further action on the part of the holder thereof shall be converted into the Merger Consideration pursuant to Section 3.1(a)(iii).

(ii)      T2 Warrants and T3 Warrants.  Certain holders of the T2 Warrants and T3 Warrants have entered into Exchange Agreements in the form attached hereto as Exhibit A providing for the exchange of their T2 Warrants and T3 Warrants for:

(1)       for each share of Company Common Stock for which such T2 Warrant or T3 Warrant is currently exercisable (A) a warrant in the form attached hereto as Exhibit C (the “New Warrant”), providing that such holder shall have the right to receive a warrant to acquire 0.25 shares of Parent Common Stock exercisable at $9.00 per share expiring on January 28, 2011 for a total number of New Warrants not to exceed 2,500,000 in the aggregate and (B) the right to receive 1/10th of a share of Parent Common Stock upon the satisfaction of the Warrant Condition for a total number of shares of Parent Common Stock not to exceed 1,000,000 in the aggregate.

(2)       Parent shall deposit into the Escrow Account up to 1,000,000 shares of Parent Common Stock pursuant to Section 3.5 hereof  to satisfy its obligations under (B) above (“Additional Warrant Stock”).  If the Warrant Condition is not satisfied by January 28, 2011, then on January 31, 2011, all the shares of Additional Warrant Stock deposited into the Escrow Account shall be released to Parent and cancelled pursuant to Section 3.5.

(iii)      The Company shall use its reasonable efforts to cause all remaining holders of the T3 Warrants who have not previously exercised their T3 Warrants, to exchange their T3 Warrants on the same terms and conditions as the exchanging holders pursuant to the Exchange Agreement.  To the extent such holders still do not exercise their rights, such T3 Warrants shall remain outstanding in accordance with their terms.

3.2.          Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger, but in lieu thereof Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to Section 3.1 hereof)), upon surrender of such holder’s Certificate(s), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) six dollars ($6.00).

3.3.          Appraisal Rights.  Shares of Company Common Stock outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of the Mergers or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive Parent Common Stock, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL.  If, after the First Merger Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it has been converted as of the First Merger Effective Time into a right to receive Parent Common Stock as set forth in Section 3.1(a)(iii)(1).  The Company shall give Parent (i) prompt notice of (A) any demands for appraisal pursuant to the DGCL received by the Company, (B) withdrawals of such demands, and (C) any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the First Merger Effective Time.  The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, or as otherwise required by any applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands and shall not distribute any portion of the Common Stock Merger Consideration to any holder that has not lost its appraisal rights.

3.4.          Payment of Merger Consideration; Surrender of Certificates.

(a)       At or prior to the First Merger Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  At the First Merger Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the First Merger Effective Time, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to the Closing Stock Payment pursuant to Section 3.1(a)(iii)(1)(x) (other than any Dissenting Shares) and for the benefit of the holders of Company Preferred Stock immediately prior to the First Merger Effective Time, for exchange in accordance with Article III, through the Exchange Agent, the Cash Merger Consideration.  In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Merger Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 3.2 and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 3.4(c).  All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)       Promptly after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding shares of Company Stock (other than any Dissenting Shares) (the “Certificates”), which at the

First Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(ii) or (iii) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 3.2 and any dividends or other distributions payable pursuant to Section 3.4(c).  Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor Cash Merger Consideration to which such holder is entitled pursuant to Section 3.1(a)(ii) and a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 3.1(a)(iii) (which shall be in uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 3.2 and any dividends or distributions payable pursuant to Section 3.4(c), and the Certificates so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the First Merger Effective Time to represent only the right to receive the Merger Consideration pursuant to Section 3.1(a)(iii) hereof (and any amounts to be paid pursuant to Section 3.2 or Section 3.4(c)) upon such surrender.  No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.2 or Section 3.4(c).

(c)       No dividends or other distributions with respect to Parent Common Stock with a record date after the First Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2 hereof, until such Certificate has been surrendered in accordance with this Article III.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes that may be required thereon.

(d)       All shares of Parent Common Stock, issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(a)(ii), Section 3.2 or Section 3.4(c) and all shares of Parent Common Stock placed into Escrow shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates.  At the First Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the First Merger Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the First Merger Effective Time.  If, after the First Merger Effective Time, Certificates are presented to the First Merger Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)       Any portion of the Exchange Fund (other than any shares of Parent Common Stock held in Escrow) which remains undistributed to the holders of Certificates six months after the First Merger Effective Time shall be delivered to the Second Merger Surviving Entity, upon demand, and any holders of Certificates who have not theretofore complied with this Article III (other than Dissenting Shares) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.2 and any dividends or distributions pursuant to Section 3.4(c).

(f)       None of Parent, Merger Subs, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to five years after the First Merger Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)       The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of the Company after the First Merger Effective Time pursuant to this Article III.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article III shall promptly be paid to Parent.

(h)       Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Stock immediately prior to the First Merger Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i)       In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit (without the posting of a bond) of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.4(b), cash for fractional shares pursuant to Section 3.2 and any dividends or distributions payable pursuant to Section 3.4(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

3.5.          Escrow.  At the Closing, Parent, the Stockholder’s Representative and the escrow agent (“Escrow Agent”) shall enter into an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which the EBITDA Stock and Warrant Stock portions of the Common Stock Merger Consideration (other than portions in respect of the Dissenting Shares) and Additional Warrant Stock  (such amount being defined as the “Escrowed Stock”) shall be deposited into escrow (the “Escrow Account”), shall be subject in all events to the provisions of this Agreement and the Escrow Agreement and shall be distributed to the holders of Company Common Stock as follows:  (i) an amount equal to EBITDA Stock of the Escrowed Stock on or prior to the EBITDA Escrow Release Date (as defined below) shall be distributed to the holders of Company Common Stock in the percentages set forth in Schedule 3.1(a)(iii) hereof within 60 days following the end of a fiscal quarter in which the EBITDA Condition has been satisfied (the “EBITDA Escrow Release Date”), and (ii) an amount equal to Warrant Stock of the Escrowed Stock on or prior to the Warrant Escrow Release Date (as defined below) shall be distributed to the holders of Company Common Stock in the percentages set forth in Schedule 3.1(a)(iii) hereof within 30 days following the satisfaction of the Warrant Condition (the “Warrant Escrow Release Date”), all as more specifically set forth in the Escrow Agreement.

IV.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and the Merger Subs to enter into this Agreement, the Company represents and warrants to Parent and the Merger Subs that:

4.1.          Organization, Qualification, and Corporate Power.  Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority to conduct its business as owned and conducted on the date hereof and at the Closing.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.  Each of the Acquired Companies has all requisite organizational power and authority and all Permits from Governmental Authorities and from all other Persons that are necessary and/or appropriate to carry on its Business and to own and use the properties owned and used by it, except for such Permits the absence of which would not result in a Material Adverse Effect.

4.2.          Subsidiaries.  Except for the Company Subsidiaries, the Company does not have has any subsidiaries nor does it own any securities issued by any other Person except temporary investments in the ordinary course of business.

4.3.          Capitalization.  The authorized capital stock of each of the Acquired Companies and the number and kind of issued and outstanding shares of each of the Acquired Companies and, other than with respect to the Company Common Stock, the holders of record thereof are set forth on Schedule 4.3 and were validly issued, fully paid and nonassessible and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.  Except as set forth in Schedule 4.3:  (A) to the Company’s Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Acquired Companies; (B) there does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause the Acquired Companies to issue, grant or sell any shares of capital stock of the Acquired Companies to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Acquired Companies, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security; (C) there is no obligation, contingent or otherwise, of the Acquired Companies to:  (1) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Acquired Companies; or (2) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (D) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders are entitled to vote.

4.4.          Validity and Execution; Stockholder Approval.  The Company has the right, power and authority to enter into this Agreement and perform its obligations hereunder.  All necessary corporate action of the Company has been taken to authorize the Company to execute and deliver this Agreement and to consummate the Transactions.  The board of directors (including any required committee or subgroup thereof) and stockholders of the Company have, as of the date of this Agreement, duly approved this Agreement and the Transactions.  This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights.  The execution, delivery and performance by the Company of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby:  (a) do not, and will not, violate or conflict with any provision of the Company’s certificate of incorporation or bylaws; (b) do not, and will not, violate or constitute a default under any Law or any contract to which any Acquired Company is a party, or by which it or any Company Stock or equity interests in any Acquired Company is bound; and (c) do and will not result in the creation of any Lien, other than Permitted Liens.

4.5.          Real and Tangible Personal Properties.

(a)            Schedule 4.5(a) identifies (i) all of the real property, including all, land, buildings, towers, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Acquired Companies (collectively, the “Owned Real Property”); and (ii) all of the real property devised by leases, subleases, licenses, concessions, co-locations and other agreements (written or oral) (collectively, the “Leases”) pursuant to which the Acquired Companies hold any leased real property (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”).

(b)            Each Acquired Company (i) has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, (ii) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) has not granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) is not a party to any agreement or option to purchase any real property or interest therein.

(c)            Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein.  Schedule 4.5(a) contains a true and complete listing of all of the Leases, and the Acquired Companies have made available to Parent a complete and accurate copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease, including all amendments, extensions, renewals and other agreements with respect thereto.  With respect to each of the

Leases and except as set forth in Schedule 4.5(c):  (i) the applicable Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable against such Acquired Company and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws; (iii) such Acquired Company is not in breach or default under such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not have a Material Adverse Effect; (iv) such Acquired Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens or encumbrances on the estate or interest created by such Lease.

(d)             The Acquired Companies own or have a valid leasehold interest in each of the items of tangible personal property reflected on the Most Recent Balance Sheets, or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheets), free and clear of all Liens, except for Permitted Liens, and such tangible personal property constitutes all material equipment, machinery, fixtures, improvements and other tangible personal property used in or necessary for the conduct of each of the Businesses of the Acquired Companies as it is currently conducted by the Acquired Companies.  All of the tangible personal property, equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) owned by the Acquired Companies are in good condition and repair (ordinary wear and tear excepted).

4.6.          No Litigation.  Except as set forth on Schedule 4.6, there is no litigation, claim, investigation or proceeding pending, or to the Company’s Knowledge, threatened, against or relating to any Acquired Company or its Business, nor to the Company’s Knowledge is there any reasonable basis for any such litigation, claim, investigation or proceeding.  No Acquired Company is named in any order, judgment, decree, stipulation or consent of or with any court or other Governmental Authority that affects or may affect the Company Stock or the Transactions.

4.7.          Noncontravention.  Except for the FCC Consents and PUC Consents and as set forth on Schedule 4.7, neither the execution and the delivery of this Agreement by the Company, nor the consummation of the Transactions by any of the Acquired Companies, will:  (i) violate any material applicable Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company or a Business is subject or any provision of any Acquired Company’s certificate of incorporation, bylaws, or other governing instrument, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any capital stock or assets of any Acquired Company).  Except as set forth on Schedule 4.7 and except where failure to meet such requirement would not result in a Material Adverse Effect, no

Acquired Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the Transactions.

4.8.          Tax Matters.  Except as set forth on Schedule 4.8:

(a)            All income, franchise and all material other Tax Returns required to have been filed by or with respect to the Acquired Companies have been timely filed (taking into account applicable extensions of time to file) and all such Tax Returns (including information provided therewith or with respect thereto) are true, accurate and complete in all material respects.  All income Taxes and all other Taxes of the Acquired Companies, whether or not shown as due on any Tax Returns, have been timely paid, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and are so identified on Schedule 4.8) and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP.

(b)            Each of the Acquired Companies has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.  No deficiency for any material amount of Taxes has been assessed with respect to any of the Acquired Companies that has not been abated or paid in full or adequately provided for in the Company Financial Statements.

(c)            There are no Tax claims, audits, examinations, disputes, investigations, administrative or judicial proceedings by any Taxing Authority pending, or threatened in writing, or as to which any of the Acquired Companies has Knowledge in connection with any Taxes due from or with respect to the Acquired Companies, including without limitation, any claim made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file a particular Tax Return such that it is or may be subject to taxation by that jurisdiction.

(d)            There are not currently in force any (i) waivers of any statute of limitations with respect to Taxes or agreements binding upon any of the Acquired Companies for the extension of time for the assessment, reassessment, deficiency or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending, (ii) any power of attorney with respect to any Tax matter, or (iii) any Tax allocation or Tax sharing agreement, or any similar agreement pursuant to which any Acquired Company could have an obligation with respect to Taxes of another person or entity following the Closing.

(e)            There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Acquired Companies.

(f)            None of the Acquired Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            None of the Acquired Companies has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 or Section 361 of the Code (i) within the three (3)-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(h)            None of the Acquired Companies (1) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law (other than a group the common parent of which was the Company) or (2) has any liability for the Taxes of any Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, assumption, operation of Law or otherwise.

(i)             None of the Acquired Companies nor any other Person on behalf of the Acquired Companies has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method and no Taxing Authority has proposed any such adjustment or change in accounting method, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing, or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing.

(j)             None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted in, or in connection with the transactions contemplated by this Agreement or the GCI Merger Agreement could result in, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law, including without limitation, by reason of (i) the execution and delivery of this Agreement or the GCI Merger Agreement or (ii) the consummation of (y) the Transactions or (z) the transactions contemplated by the GCI Merger Agreement).  None of the Acquired Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

4.9.          Financial Statements.  The Company has previously provided to Parent true and accurate copies of the unaudited consolidated financial statements of the Company as of and for the six (6) month period ended June 30, 2008 (the “Interim Company Financial Statements”) and (b) the balance sheet of the Company as of December 31, 2007 (the “Most Recent Company Balance Sheet”) and the balance sheets of the Company as of December 31, 2006 and December 31, 2005 and the related statements of income and cash flows for the fiscal years then ended, audited and certified by the Company’s Accountants (together with the Interim Financial

Statements, and including, with respect to the audited balance sheets and related statements of income and cash flows, any notes and schedules thereto, the “Company Financial Statements”).  Except as otherwise indicated in the Company Financial Statements or in Schedule 4.9, the Company Financial Statements (x) have been prepared in accordance with GAAP consistently applied throughout the relevant periods, other than, with respect to the Interim Company Financial Statements, the absence of normal year-end adjustments and the absence of footnotes; and (y) present fairly, in all material respects, the financial position, the results of operations and cash flows of the Company as of the dates and for the periods presented therein,provided, however, that as of the date of this Agreement, the Company is completing an audit of its financial statements as of and for the six month period ended December 31, 2007 (the “Company Audit”) and that the Company Audit may result in the restatement of one or more items in the financial statements as of and for the fiscal year ended December 31, 2007.

4.10.          Undisclosed Liabilities.  There are no material liabilities relating to the Acquired Companies, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for:  (a) liabilities set forth on the face of the Most Recent Balance Sheets, (b) liabilities which have arisen after the date of the Most Recent Balance Sheets in the Ordinary Course of Business, (c) liabilities and obligations not required by GAAP to be reflected on an audited balance sheet, or (d) liabilities and obligations set forth on Schedule 4.10(d).

4.11.          Material Contracts.  The Company has delivered to or otherwise made available to Parent a correct and complete copy of each Material Contract, each of which is listed on Schedule 4.11 hereto.  With respect to each Material Contract:  (a) such Material Contract is legal, valid and binding, enforceable, and in full force and effect, (b) neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by any Acquired Company or, to the Company’s Knowledge, any other party to such a Material Contract, or permit termination, material modification, or acceleration under the Material Contract, and (c) the Company has not, and to the Company’s Knowledge, no other party to a Material Contract has repudiated any material provision of any Material Contract.  Schedule 4.11 sets forth a list of the Material Contracts which require the prior consent of or require prior notice to the counterparty to such Material Contract to the consummation of the Transactions.  Notwithstanding anything to the contrary contained herein, Schedule 4.11 shall be updated by the Company prior to the Closing Date to reflect any changes required as a result of the passage of time between the date of this Agreement and the First Merger Effective Time, provided that any such changes shall be consistent and in all respects in accordance with Section 6.2.

4.12.          Intellectual Property.

(a)             Schedule 4.12(a) sets forth a listing of all of the following Intellectual Property:  (i) registered or patented Intellectual Property and all pending applications therefor owned by any Acquired Company; (ii) material unregistered trademarks, material unregistered copyrights and material software and (iii) material licenses with respect to the Intellectual Property owned or used by any Acquired Company.

(b)             The Acquired Companies own and possess all right, title and interest in or have a valid right or license to use the Intellectual Property set forth on Schedule 4.12(a) and all the Intellectual Property that is material to any Business.

(c)             Except for the Permitted Liens, the Intellectual Property owned by any Acquired Company (the “Owned Intellectual Property”) is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the written license agreements disclosed on Schedule 4.11.

(d)             None of the material Owned Intellectual Property is expired or has been cancelled or abandoned.  Each Acquired Company has taken all commercially reasonable actions to maintain and protect all of the Company Intellectual Property.

(e)             Except as set forth on Schedule 4.12(e), none of the Acquired Companies has received in the past three (3) years any notice regarding the infringement, misappropriation or other violation by any Acquired Company of any Intellectual Property of any third party (including any demands or unsolicited offers to license any Intellectual Property from any third party) that has not yet been formally and finally resolved.  To the Company’s Knowledge, neither the conduct of the business of any Acquired Company nor sale of any products or provision of any services by any Acquired Company has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property of any third party.

(f)             To the Company’s Knowledge, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or otherwise violated, any of the Company Intellectual Property.  No such claims have been brought or, to the Company’s Knowledge, threatened against any third party by any of the Acquired Companies.

(g)             To the Company’s Knowledge, all current or former employees, consultants, or contractors who have participated in the creation or development of any Intellectual Property owned or purported to be owned by the Company, including the Intellectual Property listed on Schedule 4.12(a), have executed and delivered to such Acquired Company a valid and enforceable agreement (i) providing for the non-disclosure by such current or former employee, consultant, or contractor of any confidential information of such Acquired Company, and (ii) providing for the assignment by such current or former employee, consultant, or contractor to such Acquired Company of any Intellectual Property arising out of such employee’s, consultant’s, or contractor’s employment by, engagement by, or contract with such Acquired Company.

4.13.          Insurance.  The Company has furnished to Parent true and complete copies of all insurance policies and fidelity bonds covering the Acquired Companies or any Business and the employees of any Business, each of which is listed on Schedule 4.13 hereto.  Except as set forth on Schedule 4.13 hereto, there is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds which are due and payable have been paid and each Acquired Company is otherwise in material compliance with the terms and conditions of all such policies and bonds.  No Acquired Company has received written notice from any underwriter that any such policy of insurance or bond is not in full force and effect.

4.14.          Employees.  Except as disclosed on Schedule 4.14(a), each employee of each Acquired Company is an employee at will and the employment of each employee of each Acquired Company is terminable at will without advance notice.  To the Company’s Knowledge, no officer of any Acquired Company has indicated his or her intent in writing to terminate his or her employment with such Acquired Company.  No Acquired Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company.  No Acquired Company has received written notice of any alleged violation of federal, state, or local labor, employment or health and safety Law, rule, order, regulation or ordinance.  Schedule 4.14(b) sets forth:  (i) all present employees (including any leased or temporary employees) and independent contractors of each Acquired Company; (ii) each employee’s or independent contractor’s current rate of compensation; and (iii) each such employee’s accrued vacation, if applicable.  Schedule 4.14(c) sets forth a list of all employment agreements containing any severance payments.  Except as set forth on Schedule 4.14(d), there are no unpaid wages, bonuses or commissions owed to any employees or independent contractors (other than those not yet due and that have been accrued in the financial books and records of the Company).  Except as set forth on Schedule 4.14(e) there are no written or oral employment agreements with any of the employees.

4.15.       Employee Benefits.

(a)            Schedule 4.15 contains a list of (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) all other pension, retirement, supplemental retirement, equity, equity incentive, severance, change in control, bonus, incentive, retention and deferred compensation plans, programs and arrangements and (iii) all other material plans, programs or arrangements (including vacation, death benefit and fringe benefit plans, programs or arrangements) maintained, contributed to, or required to be contributed to, by any of the Acquired Companies or any ERISA Affiliate for the benefit of any employee, former employee, director, officer or independent contractor of any of the Acquired Companies or under which any of the Acquired Companies or any ERISA Affiliate has any liability with respect to any employee, former employee, director, officer or independent contractor of any of the Acquired Companies (the “Plans”).  The Company has made available to Parent true, complete and correct copies of (i) the current document constituting each Plan, each current summary plan description and each summary of material modifications, if any (or, if a written Plan document does not exist, a written summary of the terms of such Plan), (ii) the most recent annual report on Form 5500 (with all applicable attachments) filed with respect to each Plan (if any such report was required) and (iii) any related trust agreements, investment management contracts, custodial agreements and insurance contracts, as applicable, with respect to each Plan.

(b)            Except as set forth on Schedule 4.15(b):

(i)            none of the Plans is (A) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (C) a “multiple employer plan” to which Section 413(c) of the Code applies, or (D) subject to Title IV of ERISA or Sections 412 or 430 of the Code;

(ii)            none of the Acquired Companies (A) has incurred, or as the result of an ERISA Affiliate will incur, any liability under Title IV of ERISA or Sections 412 or 430 of the Code or (B) is subject to any Lien under ERISA or the Code, and to the Company’s Knowledge, there is no basis for the imposition of any such Lien;

(iii)            each Plan (and its related trust, insurance contract or other funding vehicle, if any) has been maintained, operated and administered in all material respects in compliance with (A) its terms, (B) the terms, if applicable, of any related funding instrument, and (C) all applicable Laws;

(iv)            with respect to each Plan that is intended to be tax-qualified under Section 401(a) of the Code, the Acquired Companies have received a favorable determination letter or opinion letter (which has been made available to Parent) from the Internal Revenue Service that each such Plan is so qualified in form and the related trust is exempt from taxation under Section 501(a) of the Code, and no such determination letter or opinion letter has been revoked (nor, to the Company’s Knowledge, has revocation been threatened), and to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefore relating to any such Plan or trust (including any amendment to, or failure to amend, any such Plan) that could reasonably be expected to adversely affect the qualification of any such Plan or the exemption of any such trust;

(v)            the Acquired Companies and each ERISA Affiliate have, with respect to each “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that is maintained by any such entity, (A) complied in all material respects with the applicable requirements of Section 4980B of the Code and the regulations thereunder and all similar state Laws, as applicable, and (B) complied with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder;

(vi)            all contributions, premiums or payments under or with respect to each Plan (A) have been made within the time periods prescribed by ERISA, the Code and all other applicable Laws and (B) which are due on or before the Closing Date have been paid;

(vii)            neither the execution and delivery of this Agreement nor the consummation of the Transactions, will:  (A) result in any payment (including, without limitation, severance, unemployment compensation, “parachute payments” (as such term is defined in Section 280G of the Code) or otherwise) becoming due to any director, officer or any employee of the Acquired Companies under any Plan or otherwise (except for payments due under arrangements that become effective on or after the date hereof between any such director, officer or employee and Parent or any of the Merger Subs); (B) increase the amount payable, or trigger any funding (through a grantor trust or otherwise), pursuant to any Plan; or (C) result in any acceleration of the time of payment or vesting of any compensation or benefits;

(viii)            none of the Plans provide, nor do any of the Acquired Companies or any ERISA Affiliate have an obligation to provide (whether through a promise or guarantee or through a policy or otherwise), any post-employment medical benefits or any other post-employment welfare benefits to any employee, former employee, director, officer or independent contractor of any of the Acquired Companies, except as required by applicable Law (including Section 4980B of the Code or applicable state Laws);

(ix)            with respect to each Plan or other arrangement (including employment agreements) to which any of the Acquired Companies is a party that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has been maintained and operated in good faith compliance with the requirements of Sections 409A of the Code and the applicable Internal Revenue Service guidance issued thereunder; and

(x)            the Acquired Companies have, for purposes of each Plan, correctly classified all individuals performing services for each such Acquired Company as common law employees, independent contractors or agents, as applicable.

4.16.       Environmental Matters.  Except as set forth in Schedule 4.16, with respect to the Acquired Companies:

(a)           There is and has been no generation, treatment, storage, release, disposal or transport of, or exposure to any Hazardous Material at, on, under, or from any of the Real Property or by or relating to any Acquired Companies except in material compliance with all applicable Environmental Laws;

(b)           The Acquired Companies have complied with and are in compliance with all applicable Environmental Laws.  No Acquired Company has received any written notice, order or other communication from any Governmental Authority or other Person claiming that the Acquired Companies are, or may be, liable under, or violated any, Environmental Laws, including any liability or violation relating to any personal injury or property damage or any other costs or expenses or damages or liabilities arising from any release, treatment, storage or disposal transport of, or exposure to, any Hazardous Material;

(c)           The Acquired Companies have not owned or operated any property or facility upon which, to or from there has been a release of any Hazardous Material and to the Company’s Knowledge, none of the Real Property has had a release of any Hazardous Material, in each case as would give rise to any current or future liabilities under Environmental Laws;

(d)             The Acquired Companies have not assumed or undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(e)             None of the Acquired Companies, nor, to the Company’s Knowledge, any predecessor or affiliate for which any Acquired Company would have liability, has any liability, contingent or otherwise, with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility; and

(f)             The Company has furnished to Parent all environmental audits, assessment and reports and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the Acquired Companies or any affiliates or predecessors, including any of their current or prior properties, facilities or operations, to the extent such documents are in the possession or under the reasonable control of the Acquired Companies.

4.17.        Compliance with Laws.  The Acquired Companies have complied with all applicable material Laws and orders of all Governmental Authorities (including, without limitation, Laws and orders relating to Taxes, employee benefits and the environment, the Acquired Companies’ compliance with which, however, is governed exclusively by Sections 4.8, 4.15 and 4.16, respectively) and no Acquired Company is in material default under or in violation of any such applicable Laws and orders of all Governmental Authorities.

4.18.        Accounts Receivable.  All accounts receivable shown on the Company Financial Statements and all such receivables arising after the date of the Most Recent Company Balance Sheets and now held by the Company are valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and, to the Company’s Knowledge, were not and are not subject to any off-set, defense or counterclaim (other than customary bad debt reserves for uncollectible accounts receivable).

4.19.        No Brokers.  None of the Acquired Companies has retained any broker or finder pursuant to any contract or arrangement in connection with the Merger under which such broker or finder could be entitled to a fee or commission from the Company or Parent.

4.20.        No Material Changes.  Except as otherwise disclosed on Schedule 4.20, since December 31, 2007:

(a)             the Acquired Companies have not issued any stock or equity interests, notes or other corporate securities or granted any options, warrants or rights calling for the issue thereof;

(b)             the Acquired Companies have not entered into any contract or agreement other than in the Ordinary Course of Business;

(c)             there has been no theft, damage, destruction or other casualty loss to or forfeiture of any portion of the property or assets of the Acquired Companies, after giving effect to payments under applicable insurance policies, which has had a Material Adverse Effect;

(d)             there has been no increase in, or plan or commitment to increase, the compensation payable or to become payable to any of the Acquired Companies’ officers or employees other than:  (i) increases in the Ordinary Course of Business to non-officer employees; or (ii) increases required by employment contracts disclosed to Parent and listed on Schedule 4.20 nor any increases in benefits provided under any employee benefit plan or arrangement (including, without limitation, any severance policies or practices), and the Acquired Companies have not amended nor terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(e)             there has been no guarantee or any indebtedness incurred or committed to by the Acquired Companies, (i) other than guarantees or indebtedness incurred or committed to in the Ordinary Course of Business under existing credit facilities as set forth on Schedule 4.11or (iii) other than indebtedness in an aggregate amount not exceeding $500,000 and none of the Acquired Companies has canceled any debt owed to it or released any claim possessed by it other than in the Ordinary Course of Business;

(f)             the Acquired Companies have undertaken no capital expenditures or commitments to make capital expenditures, other than capital expenditures or commitments in the Ordinary Course of Business or that have been otherwise disclosed to and approved by, solely with respect to the period beginning on the date of this Agreement and ending on the Closing Date, Parent;

(g)             the Acquired Companies have not entered into or amended any employment, consulting or similar agreement, or any agreement with any labor union or association representing any employee or any material employee benefit plan or arrangement;

(h)             the Acquired Companies have not acquired, nor disposed, nor encumbered (nor has any Acquired Company agreed to acquire, dispose or encumber) any substantial assets or property, real or personal, of an Acquired Company other than in the Ordinary Course of Business, or delivered or paid any dividend on or made any other distribution in respect of its capital stock;

(i)             there has not been any material change in the accounting policies or practices of an Acquired Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable;

(j)             the Acquired Companies have not permitted or allowed any of their assets or properties (real, personal or mixed, tangible or intangible) to become subject to any Liens, other than Permitted Liens;

(k)             the Acquired Companies did not file any amended Tax Return, settle any Tax claim or assessment, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company or take any similar action if the effect was to increase the Tax liability of any Acquired Company after the Closing Date; and

(l)             the Acquired Companies have not agreed or offered, in writing or otherwise, to take any of the actions referred to in clauses (a) through (k) above.

4.21.       Permits and Licenses.  The Acquired Companies hold all Permits (each of which is in full force and effect) necessary for the lawful ownership of the Acquired Companies’ assets or the operation of the Businesses as presently conducted, and no other Permits are necessary for the lawful ownership of the Acquired Companies’ assets or the operation of the Businesses as presently conducted by the Acquired Companies.  The Acquired Companies have heretofore conducted the Businesses in compliance in all material respects with the requirements of such Permits, and the Acquired Companies have not received written notice of any default or violation in respect of or under any of such Permits.  No Permit is subject to any requirement or condition that is not generally imposed on a similar license or permit.  The Acquired Companies have not received written notice of termination, revocation or modification of any material Permit and are not delinquent in the filing of any material reports or in the payment of any Taxes or fees with respect to such Permits.  Schedule 4.21 contains a true, accurate and complete list of any Permits which require a third party’s consent for the consummation of the Transactions.  No event has occurred which permits the revocation or termination of any of Permit or the imposition of any restriction thereon, or that would prevent any Permit from being renewed on a routine basis or in the ordinary course.

4.22.       Warranties.  The Acquired Companies do not provide guaranties, warranties or indemnities with respect to the performance or integrity of any of the services sold by the Acquired Companies, except for those written standard warranties that are included in the copies of the Material Contracts that have been previously made available to Parent and similar warranties included in non-Material Contracts that are included in the copies of non-Material Contracts that have previously been made available to Parent.

4.23.       Major Suppliers and Customers.

(a)           Except as set forth on Schedule 4.23(a), to the Company’s Knowledge, no Acquired Company has received written notice that any supplier that in the Acquired Company’s most recently concluded fiscal year accounted for more than $300,000 of supplies purchased annually by the Acquired Company in the conduct of the Businesses or any sole supplier will not sell raw materials, supplies, merchandise and other goods and services to the Acquired Company or to any buyer of a Business within the one (1) year period after the date of this Agreement on terms and conditions substantially similar to those used in its current sales to the Acquired Company, subject only to price increases and/or market conditions, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(b)           Except as set forth on Schedule 4.23(b), to the Company’s Knowledge, no Acquired Company has received written notice from any customer that in the Acquired Company’s most recently concluded fiscal year accounted for $300,000 or greater of the annual sales of a Business or any single contract with total payments in excess of $500,000 terminating its business relations with the Acquired Company within the one (1) year period after the date of this Agreement.

(c)           Except as set forth on Schedule 4.23(c), to the Company’s Knowledge, no Acquired Company has received written notice that any distributors, sales representatives, sales agents, or other third party sellers that in an Acquired Company’s most recently concluded fiscal year accounted for more than $50,000 of monthly new sales of a Business, will not sell or market the products or services of a Business within the one (1) year period after the date of this Agreement on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Acquired Company.

4.24.       Related Party Transactions. Except as set forth on Schedule 4.24:

(a)             there is no Debt between any Acquired Company and any officer, director or employee of any Former Company Stockholder or its Affiliates;

(b)             no Former Company Stockholder owns, in whole or in part, or provides or causes to be provided, and no Affiliate, officer, director or employee of any Former Company Stockholder owns, in whole or in part, or provides or causes to be provided, to any Acquired Company, any material assets, services or facilities of the Acquired Company; and

(c)             no Acquired Company beneficially owns, directly or indirectly, any investment in or issued by a Former Company Stockholder or such officer, director, employee or Affiliate of a Former Company Stockholder or the Company (other than in another Subsidiary of the Company).

4.25.       Prohibited Payments.  No Acquired Company or any director, officer, employee, or to the Company’s Knowledge, any agent or other Person acting for or on behalf of any Acquired Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) other than rebates made to customers in the Ordinary Course of Business, made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to obtain favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any of its Affiliates or (e) established or maintained any fund or asset that has not been recorded in the books and records of such Acquired Company and which is required to be so recorded under GAAP.

4.26.          Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and committees of the boards of directors, of the Company, and no meetings of any such stockholders, board of directors or committees of boards of directors have been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

4.27.          Proxy Statement.  The information to be supplied in writing by the Company for inclusion in Parent’s prospectus/proxy statement (such prospectus/proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”), which shall be included in Parent’s Registration Statement on Form S-4 (the “Registration Statement”) shall not at the time the Proxy Statement is first mailed, at the time of the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) and at the time of the filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Closing, any event relating to any Acquired Company or its officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in the Proxy Statement.

4.28.          Disclaimer.  Parent and Merger Subs acknowledge and agree that they are entering into and consummating this Agreement and the Transactions without, and are not relying upon, any representation or warranty, express or implied, at Law or in equity, by the Company or any Former Company Stockholder or any of their respective representatives, except as expressly set forth in this Agreement (and subject to such limitations and qualifications as are expressly contained herein and the disclosure schedules hereto).  In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Subs acknowledge and agree that except for the representations and warranties contained in this Agreement, none of the Company or any Former Company Stockholder, any of their respective representatives or any other Person has made any express or implied representation or warranty on behalf of the Company or any Former Company Stockholder or any of their respective representatives, and Parent and Merger Subs hereby waive any and all other representations and warranties, whether express or implied (by statute, common law or otherwise).  Parent and Merger Subs acknowledge and agree that any financial projection or forecast delivered to Parent and Merger Subs with respect to the revenues or profitability that may arise from the Acquired Companies and the Business after the Closing Date, shall not in and of itself form the basis of any claim against the Company, any Former Company Stockholder or any of their respective representatives.  With respect to any projection or forecast delivered by or on behalf of the Company to Parent and Merger Subs, Parent and Merger Subs acknowledge and agree that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (y) such projections and forecasts have not been independently verified, reflect various assumptions and may not prove to be correct, and (z) they are familiar with each of the foregoing.  The preceding notwithstanding, nothing in this Section 4.30 shall be deemed to limit or affect in any way any of the representations or warranties expressly made by the Acquired Companies under this Agreement.

V.     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

As an inducement to the Company to enter into this Agreement, Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

5.1.          Organization of Parent and the Merger Subs.  Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and lawful authority to enter into this Agreement and to perform its obligations hereunder.  Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and lawful authority to enter into this Agreement and to perform its obligations hereunder.

5.2.          Validity and Execution.  Each of Parent, Merger Sub I and Merger Sub II has the full corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.  All necessary corporate or limited liability company action of each of Parent, Merger Sub I and Merger Sub II has been taken to authorize each of Parent, Merger Sub I and Merger Sub II to execute and deliver this Agreement, and this Agreement constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights.

5.3.          Noncontravention.  Neither the execution and the delivery of this Agreement by Parent or the Merger Subs, nor the consummation of the Transactions, will:  (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Law or any injunction, judgment, order, decree, ruling change or other restriction of any Governmental Authority to which Parent and/or either Merger Sub is subject or any provision of the certificate of incorporation or bylaws of Parent and/or Merger Sub I, the certificate of formation or limited liability company agreement of Merger Sub II, or any other governing instrument, as amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent and/or either Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets).  Except as set forth on Schedule 5.3, neither Parent nor any Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the Transactions.

5.4.          No Litigation.  There is no litigation or proceeding pending, or to Parent’s Knowledge, threatened to which Parent or either Merger Sub is subject that is material to Parent’s or the Merger Sub’s ability to perform its obligations under this Agreement, or that is reasonably likely to prevent, restrict or materially delay the performance of the Transactions.

5.5.          No Brokers.  Other than Jefferies & Company, Inc., neither Parent nor either Merger Sub has retained any broker or finder pursuant to any contract or arrangement in connection with the Merger under which such broker or finder could be entitled to a fee or a commission from the Company.

5.6.          Disclosure.  No representation or warranty made by Parent, Merger Sub I or Merger Sub II in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

5.7.          SEC Filings.  Parent has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since May 24, 2006 (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent maintains effective disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

5.8.          Capitalization.

(a)             As of the date of this Agreement, the authorized capital stock of Parent consists of 72,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which 21,840,000 shares of Parent Common Stock and no shares of the Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)             Except as described in the Parent SEC Documents, (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (the “Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (the “Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities. All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with all applicable securities laws.

(c)             The shares of Parent Common Stock to be issued by Parent pursuant to this Agreement have been duly reserved for issuance by Parent from Parent’s authorized but unissued shares of Parent Common Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d)             Except as contemplated by this Agreement or the Parent SEC Documents, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

(e)             Except as provided for in this Agreement and except as set forth in Schedule 5.8(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.9.          Undisclosed Liabilities.  Other than expenses incurred in connection with the negotiation and consummation of the Transactions, there are no material liabilities relating to Parent or Merger Sub, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except as otherwise disclosed in Parent SEC Documents.

5.10.        Material Contracts.  Except as set forth on Schedule 5.10, there are no Material Contracts of Parent, other than those that are exhibits to the Parent SEC Documents.  With respect to each Material Contract:  (a) such Material Contract is legal, valid and binding, enforceable, and in full force and effect, (b) neither Parent nor, to Parent’s Knowledge, is any other party to such Material Contract is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by Parent or, to the Parent’s Knowledge, any other party to such a Material Contract, or permit termination, material modification, or acceleration under the Material Contract, and (c) Parent has not, and to the Parent’s Knowledge, no other party to a Material Contract has repudiated any material provision of any Material Contract.

5.11.        Intellectual Property.  Parent does not own, license or otherwise have any material right, title or interest in any Intellectual Property.

5.12.        Compliance with Laws.  Parent has complied with all applicable material Laws and Parent is not in material default under or in violation of any such applicable Laws.

5.13.        Related Party Transactions.  Except as set forth in the parent SEC Documents filed prior to the date of this Agreement, (a) there is no Debt between Parent and any officer, director, employee or stockholder of Parent and (b) to Parent’s Knowledge, none of such individuals provides or causes to be provided, to Parent, any material assets, services or facilities that will be material to the combined companies following the Transaction.

5.14.        Tax Matters.  Except as set forth on Schedule 5.14:

(a)             all income, franchise and all material other Tax Returns required to have been filed by or with respect to Parent have been timely filed (taking into account applicable extensions of time to file) and all such Tax Returns (including information provided therewith or with respect thereto) are true, accurate and complete in all material respects;

(b)             all income Taxes and all other Taxes of Parent, whether or not shown as due on any Tax Returns, have been timely paid, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and are so identified on Schedule 5.14);

(c)             there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of Parent;

(d)             Parent has not waived or requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; and

(e)             Parent has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

5.15.       Business Activities.  Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Parent’s Certificate of Incorporation, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.16.       Title to Property.  Parent does not own or lease any real property or personal property.  Except as set forth on Schedule 5.16, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

5.17.       Indebtedness.  Except as set forth on Schedule 5.17, Parent has no Debt.

5.18.       Trust Funds.  As of the date hereof and at the Closing Date, Parent has and will have no less than $104,147,820 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”), less such amounts, if any, as Parent is required to pay (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation and By-Laws, (ii) deferred underwriters’ compensation in connection with Parent’s initial public offering and (iii) third parties (e.g., professionals) who have rendered services to Parent in connection with its efforts to effect a business combination, including the Mergers.

5.19.       No Material Changes.

(a)             No conditions, circumstances or facts exist, and since June 30, 2008, there have not been any events, occurrences, changes, developments or circumstances, which would have a Parent Material Adverse Effect.

(b)             Parent and the Merger Subs have not since June 30, 2008 and prior to the date of this Agreement taken any action of the type referred to in Section 6.3(b) except in the Ordinary Course of Business

5.20.       Board Approval.  The board of directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of and approved the Merger in accordance with the terms and conditions of this Agreement, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of Company is equal to at least 80% of Parent’s net assets.

VI.     COVENANTS

6.1.         Mutual Joint Covenants.

(a)           FCC Applications; State PUC Applications.

(i)            Within five (5) Business Days after the date hereof, the parties hereto shall commence preparing the necessary applications (including any notices, reports, registrations and other filings) with the FCC seeking the FCC Consents set forth on Schedule 6.1(a)(i), and such submissions shall be filed with the applicable authorities as soon as reasonably practicable thereafter (but in no event later than thirty (30) days after the date hereof).  Each party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by each party.

(ii)            Within five (5) Business Days after the date hereof, the parties hereto shall commence preparing the necessary applications (including any notices, reports, registrations and other filings) with the State PUCs seeking the State PUC Consents set forth on Schedule 6.1(a)(ii), and such submissions shall be filed with the applicable authorities as soon as reasonably practicable (but in no event later than thirty (30) days after the date hereof).  Each party shall provide the other parties with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party.  In addition, the parties hereto shall cooperate to make any notice or ownership filings required in connection with this matter on a timely basis and to assist in the process of obtaining approvals for the Transactions from the FCC and State PUCs (including any related approvals required in connection with the financing contemplated by the Credit Agreement).

(iii)            Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to prosecute the FCC applications and the State PUC applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such actions as may be necessary or reasonably required in connection with the FCC applications and the State PUC applications, including furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain the FCC Consents and the State PUC Consents as expeditiously as practicable.  In addition, to the extent practicable, the parties hereto shall use their reasonable best efforts to (i) promptly notify the other parties of any material communication to that party from the FCC, any State PUC or any other party with respect to the FCC applications or the State PUC applications, as applicable, (ii) permit a representative of the other parties reasonably acceptable to the first party to attend and participate in substantive meetings (telephonic or otherwise) with the FCC or any State PUC and (iii) permit the other party to review in advance, as reasonable, any proposed written communication to the FCC or any State PUC.  No party hereto shall, without the written consent of the other parties, knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of the FCC or any State PUC not to grant approval of any FCC application or of any State PUC application or materially delay either such approval, to the material detriment of the other parties.  In the event there are any petitions for reconsideration, appeals or similar filings made seeking to overturn the grant of the FCC Consent or grant of any of the State PUC Consents, or if the FCC or a State PUC seeks to reconsider such grant on its own motion, then the parties shall use their reasonable best efforts to defend the applicable grants against such actions.  The filing fees and the Company’s costs and expenses associated with obtaining any such State PUC or FCC Consents (including the Company’s attorneys’ fees) shall be paid by the Company.  Parent shall be responsible for payment of its own attorneys’ fees and related costs and expenses associated with obtaining any such State PUC or FCC Consents.

(b) Tax Matters; Books and Records.

(i)            The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies that are required to be filed after the Closing Date (taking into account applicable extensions) including, without limitation, the final federal income Tax Return of the consolidated group that includes the Acquired Companies for the taxable period including the Closing Date.  To the extent that such Tax Returns relate to a Pre-Closing Tax Period, Parent shall prepare such Tax Returns consistently with the past practice and custom of the Acquired Companies in filing their Tax Returns unless a different treatment of any item is required by an intervening change in Law.

(ii)            All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

(iii)            On or prior to the Closing Date, the boards of directors of each of Parent, Merger Sub, and the Company shall adopt this Agreement as a “Plan of Reorganization” within the meaning of Treasury Regulation Section 1.368-3(a).

(iv)            On or prior to the Closing, the Stockholders' Representative shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of permitting Parent not to withhold tax as provided for under the Treasury regulations promulgated under Section 1445 of the Code (it being understood and agreed by the parties that the failure to provide such statement shall result in the Parent and/or the Merger Subs withholding (or causing to be withheld) under Section 1445 of the Code).

(c)            Confidentiality.  From the date hereof until the First Merger Effective Time, the parties hereto, their respective members, directors, officers, employees, agents and representatives (collectively, the “Receiving Party”) shall use reasonable good faith efforts to hold in confidence, and shall not use for their own benefit, any and all proprietary and non-public documents and information concerning the other parties (the “Disclosing Party”), as may be furnished to the Receiving Party by or on behalf of the Disclosing Party or otherwise obtained in connection with the Transactions and that are marked with a “confidential” or similar legend or that should be reasonably understood to be confidential, except that:  (i) the Receiving Party may disclose such documents and information to any Governmental Authority reviewing the Transactions, including in any filing with the SEC such as the Proxy Statement and Registration Statement or otherwise as may be required by applicable Law or the rules of any stock exchange; (ii) the Receiving Party may disclose such documents and information to its respective affiliates; (iii) the Receiving Party may disclose such documents and information to its accountants, attorneys, investment bankers, and permitted assignees and to other individuals or entities, with a genuine need to know of such existence, for reasons including preparation for the consummation of the Transactions, on the condition that such disclosure is effected on a confidential basis; and (iv) the Receiving Party may disclose (A) such information that was, at the time of disclosure, in the public domain, (B) such information that has been disclosed by the Disclosing Party or any of its affiliates to others without any obligation of confidentiality or such information became part of the public domain by publication or otherwise without a breach of the provisions of this Agreement, (C) such information that was known by the Receiving Party at the time of disclosure without any obligation of confidentiality and (D) such information that was disclosed to the Receiving Party by a third party without breach of any obligation of confidentiality.  If the Transactions shall not be consummated, the Receiving Party shall maintain such confidence, and all documents and information provided to the Receiving Party by or on behalf of the Disclosing Party (and all copies thereof or any documents, spreadsheets, analyses, etc. prepared on the basis of such documents or information) shall promptly be returned to the Disclosing Party by the Receiving Party.

(d)            Efforts.  Subject to the terms and conditions herein provided, the Parent and the Company agree to, and the Company shall cause the other Acquired Companies to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, but not limited to (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article XI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authorities, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement.  In furtherance, and not in limitation of the foregoing, the Parent agrees to use its reasonable good faith efforts to obtain the Parent Stockholder Approval and the conversion of less than 20% of the Parent Common Stock.

(e)            Preparation of SEC Documents; Parent Stockholders’ Meeting.

(i)            As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement and Registration Statement with the SEC.  In connection with the Proxy Statement and Registration Statement, the Company shall deliver to Parent requisite annual audited financial statements and interim unaudited financial statements which meet the applicable requirements of Regulation S-X promulgated by the SEC for inclusion in the Proxy Statement and Registration Statement and (ii) provide information reasonably required to prepare the disclosures relating to the Businesses.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and Registration Statement prior to filing with the SEC.  Parent will respond to any comments of the SEC and Parent will use its reasonable best efforts to obtain an order of effectiveness from the SEC and to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Securities Act or any other federal, foreign or Blue Sky laws relating to the Transactions (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement, the Registration Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement.  The Proxy Statement will be sent to the stockholders of Parent as described in Section 6.1(e)(ii) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the First Merger (“Parent Stockholder Approval”); (ii) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires stockholder approval; (iii) the amendment to Parent’s charter to, among other things, increase the number of authorized shares; (iv) the adoption of an equity incentive plan; and (v) such other matters as Parent deems reasonably necessary or appropriate in connection with the consummation of the Transactions.

(ii)            As soon as practicable following effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the First Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 6.1(e)(i).

(iii)            Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement and Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company explicitly for inclusion in the Proxy Statement).

(iv)            Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors (and any committee thereof) that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the First Merger.

(v)            The Company agrees to provide, and will cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with obtaining the approval of the First Merger by Parent’s stockholders.

(f)            HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Transactions, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be divided equally between the Company and Parent.

(g)            Other Actions.

(i)            As promptly as practicable after execution of this Agreement and in any event within four (4) Business Days, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the Transactions without further review or consent of the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(ii)            At least five (5) days prior to the Closing Date, Parent shall prepare together with the Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (the “Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Mergers hereunder (the “Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter and in any event within four (4) Business Days, Parent shall file the Closing Form 8-K with the Commission.

(h)            Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Parent and/or the Company to any Governmental Authority or other third party in connection with the Transactions, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(i)            No Shop; Non-Solicit.

(i)            From and after the date hereof until the earlier of the (x) termination of this Agreement in accordance with its terms or (y) consummation of this Agreement and the Transactions (“Exclusivity Period”): (A) Parent shall not, and shall cause its stockholders, officers, directors, affiliates, representatives and advisors (collectively, with Parent, the “Parent Group”) not to enter into any written agreement with any other person or entity (whether or not such written agreement is absolute, contingent or conditional) regarding a Parent Third Party Acquisition other than the transactions contemplated by this Agreement, (B) Parent shall not and shall cause the other members of the Parent Group not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement with any other person or entity (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) regarding a Parent Third Party Acquisition and (C) Parent agrees that during the Exclusivity Period it shall promptly, after obtaining knowledge thereof, advise the Company of any inquiry or proposal regarding a Parent Third Party Acquisition that is received by any member of the Parent Group, including the terms of the proposal and the identity of the inquirer or offeror; and

(ii)            During the Exclusivity Period: (A) the Company shall not, and shall cause its stockholders, officers, directors, affiliates, representatives and advisors (collectively, with the Company, the “Company Group”) not to enter into any written agreement with any other person or entity (whether or not such written agreement is absolute, contingent or conditional) regarding a Company Third Party Acquisition other than the transactions contemplated by this Agreement; (B) the Company shall not and shall cause the other members of the Company Group not to solicit, offer, initiate, knowingly encourage, conduct or engage in any discussions, investigations or negotiations or enter into any agreement or understanding with any other person or entity (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) regarding a Company Third Party Acquisition, other than the transactions contemplated in this Agreement; and (C) the Company agrees that during the Exclusivity Period it shall promptly, after obtaining knowledge thereof, advise the Parent of any inquiry or proposal regarding a Company Third Party Acquisition that is received by any member of the Company Group, including the terms of the proposal and the identity of the inquirer or offeror.

6.2.          Company’s Covenants.

(a)             Access to Information.  Prior to the Closing, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Acquired Companies relating to the Acquired Companies and the Businesses, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies and the Businesses as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Acquired Companies and the Businesses; provided, however, that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.  Any information provided under this Section 6.2(a) shall be deemed confidential information for purposes of Section 6.1(c).  The Company hereby appoints Parent as its authorized representative to access the offices, properties, auditors, books and records of GCI and agrees to use commercially reasonable efforts to assist Parent in obtaining information relating to GCI and the GCI Subsidiaries.

(b)             Restrictions.  Prior to the Closing, except as required by Law, as contemplated by the GCI Merger Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), (i) the Company shall, and shall cause each Acquired Company to (A) conduct the Businesses only in the Ordinary Course of Business, in substantially the manner in which the Businesses and operations have been previously conducted during the period covered by the Company Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period and (B) upon request, report periodically to Parent concerning the status of the business, operations, and finances of the Acquired Companies, and (ii) the Company shall not, and shall not permit any Acquired Company to:

(A)     make, amend or rescind any election relating to Taxes, settle any litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Financial Statements, file any amended Tax Return or claim for refund, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations related to any Tax, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP;

(B)      enter into any new line of business;

(C)      fail to pay any Taxes when they become due and payable, other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements in accordance with GAAP;

(D)      issue any additional shares of capital stock (other than shares of Company Stock issued in connection with existing warrants or upon exercise of outstanding options by persons who are stockholders of the Company as of the date of this Agreement) or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of stock in the Company;

(E)      declare, set aside or pay any dividends or other distribution in respect of any Company Stock;

(F)      split, combine or reclassify any shares of its capital stock;

(G)      amend or propose to amend its certificate of incorporation or bylaws;

(H)      adopt a plan or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(I)      (1) create, incur, assume, forgive or make any changes to the terms or collateral of any debt or receivables (other than trade payables and receivables in the Ordinary Course of Business consistent in type and amount with prior practice), or any employee or officer loans or advances, except incurrences that constitute a refinancing of existing obligations on terms that are no less favorable to the Acquired Company than the existing terms; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person except to the extent permitted by the Credit Agreement; (3) make any capital expenditures other than in accordance with the Acquired Company’s budgeted capital expenditures and to the extent permitted by the Credit Agreement; (4) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel, relocation or business advances to employees consistent with past practices); (5) acquire stock or assets of, or merge or consolidate with, any other Person; (6) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than trade payables except to the extent permitted by the Credit Agreement; (7) sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than inventory held for sale or the disposition and replacement of obsolete personal property in the Ordinary Course of Business, or to secure debt permitted under subclause (1) of this clause (I) or (8) incur any indebtedness other than under existing credit facilities as set forth on Schedule 4.11 or other Ordinary Course of Business indebtedness except to the extent permitted by the Credit Agreement;

(J)      (1) increase the wages, salaries, bonus, compensation or other benefits of any of its officers or employees (other than non-material increases granted to retain employees, other than officers, who have been offered employment by another Person) or enter into, establish, amend or terminate any Plan or other employment, consulting, retention, change in control, collective bargaining, bonus or incentive compensation, profit sharing, health, welfare, stock option, equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director or employee other than as required by applicable Law or pursuant to the terms of agreements in effect on the date of this Agreement or in the Ordinary Course of Business with employees (other than officers) of such Acquired Company, (2) hire any employees except in the Ordinary Course of Business or (3) fail to make contributions to any Plan in accordance with the terms thereof or with past practice;

(K)      (1) commence or settle any litigation or other proceedings with any Governmental Authority or other Person in excess of amounts reserved for such litigation on the Most Recent Balance Sheet or excess of $2 million, (2) make, amend or rescind any election relating to Taxes, settle any litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Financial Statements, file any amended Tax Return or claim for refund, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations related to any Tax, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP or (3) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which an Acquired Company is a party or of which an Acquired Company is a beneficiary outside the Ordinary Course of Business;

(L)      (1) enter into or amend any contract or agreement with any Affiliate of the Company or (2) unless such actions would not reasonably be expected to have a Material Adverse Effect on the Company, enter into any agreement or group of related agreements which would be considered a Material Contract, modify, amend or terminate any Material Contract, or waive, release or assign any rights or claims thereunder, or enter into any agreement that if entered into prior to the date hereof would be a Material Contract;

(M)      knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of the Company hereunder being untrue in any material respect or any condition in Article VII, VIII and IX not to be satisfied;

(N)      take or omit to take any action, the taking or omission of which could reasonably be expected to have a Material Adverse Effect; or

(O)      agree to do, or take any action in furtherance of, any of the foregoing.

Nothing in this Section 6.2(b) shall be interpreted as prohibiting or restricting the Company in any way from complying with the terms and conditions of any Material Contracts as such exist as of the date hereof.

(c)            Maintenance of Insurance.  The Company shall use reasonable efforts to continue to carry its existing insurance upon substantially similar terms with substantially similar coverage.

(d)            Notification of Certain Matters.

(i)            The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (A) there has been a material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (B) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (C) receipt of any notice or other written communication from any Governmental Authority which relates to the consummation of the Transactions, (D) the occurrence of an event which could reasonably be expected to have a Material Adverse Effect, or (E) the commencement or threat, in writing, of any litigation against any Acquired Companies which relates to the consummation of the Transactions.

(ii)            Parent shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (A) there has been a material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (B) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (C) receipt of any notice or other written communication from any Governmental Authority which relates to the consummation of the Transactions, (D) the occurrence of an event which could reasonably be expected to have a Material Adverse Effect, or (E) the commencement or threat, in writing, of any litigation against Parent which relates to the consummation of the Transactions.

(e)            Update of Schedules.  From time to time prior to the Closing, subject to the reasonable approval of Parent, the Acquired Companies shall be entitled to update, amend or supplement the disclosure schedules attached hereto (each, a “Schedule Update”) (x) to reflect the GCI Acquisition or (y) to the extent information contained therein, which was true, complete and accurate as of the date of this Agreement, becomes untrue, incomplete or inaccurate after the date of this Agreement as a result of occurrences after the date of this Agreement but prior to the Closing (provided that such occurrences do not constitute or were not caused by a violation by an Acquired Company of Section 6.2(b)), by delivering such Schedule Update to the Buyer; provided further, that any such Schedule Update delivered to Parent shall be deemed to be amended unless Parent provides written notice to the Company within ten (10) Business Days after delivery to Parent of such Schedule Update that such Schedule Update is not reasonably satisfactory to Parent.  Parent shall not be obligated to approve any change or changes to the disclosure schedules attached hereto made pursuant to subsection (x) above that materially differs from the final schedules to the GCI Merger Agreement, to the Company’s material detriment, or pursuant to subsection (y) above that would have, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies following the Closing.  Any such Schedule Update, to the extent practicable, shall be marked to show changes from the disclosure schedules attached hereto, as updated by any prior Schedule Updates.  If the Company delivers to Parent one or more Schedule Updates, all references in this Agreement to the disclosure schedules attached hereto shall thereafter mean the disclosure schedules attached hereto as updated by each such Schedule Update to the extent such Schedule Updates have been consented to by Parent. Notwithstanding anything in this section to the contrary, upon completion of the Company Audit, the Company shall have the right to deliver a replacement version of the financial statements as of and for the fiscal year ended December 31, 2007 delivered on the date of this Agreement (the “Replacement Company Financial Statements”); unless Parent terminates this Agreement pursuant to Section 11.1(h), the disclosure schedules attached hereto, shall be deemed to be amended by the Replacement Company Financial Statements.

(f)             Sarbanes-Oxley Act Compliant.  The Acquired Companies shall use their reasonable good faith efforts to become complaint with all applicable provisions of and rules under the Securities Act, Exchange Act, and Sarbanes-Oxley Act of 2002 within the time frame and waiver periods permitted by the SEC with respect to all its SEC filings and system of internal accounting controls.

(g)             No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated January 29, 2007 and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that, subject to the limited exceptions described therein, Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s certificate of incorporation and/or the liquidation of Parent or (b) to Parent after it consummates a business combination.  The Company further acknowledges that, if the Transactions, or, upon termination of this Agreement, another business combination, are not consummated by January 29, 2009, Parent shall be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, the Company, for itself and each of its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and shall not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph shall survive this Agreement and shall not expire and may not be altered in any way without the express written consent of Parent.

(h)             AIM Delisting.  The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the AIM to enable the delisting by the Company of the Company Common Stock.

6.3.          Parent Covenants.

(a)             Access to Information.  Prior to the Closing, Parent shall (i) give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Parent, (ii) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Parent as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Parent to cooperate with the Company in its investigation of Parent; provided, however, that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent.  Any information provided under this Section 6.3(a) shall be deemed confidential information for purposes of Section 6.1(c).

(b)             Restrictions.  Prior to the Closing, except as required by Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), (i) Parent shall conduct its business and operations only in the Ordinary Course of Business, in substantially the manner in which its business and operations have been previously conducted during the period covered by the Parent Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period, and (ii) Parent shall not (A) make or change any election, change an annual accounting period, adopt or change any material accounting principle, method or practice, file any amended Tax Return, settle any Tax claim or assessment, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or take any similar action if the effect would be to increase Parent’s Tax liability after the Closing Date, (B) enter into any new line of business, (C) fail to pay any Taxes when they become due and payable, other than Taxes being contested in good faith, (D) issue any additional shares of capital stock (other than shares of Parent Common Stock or Parent Preferred Stock issued in connection with existing warrants or upon exercise of outstanding options by persons who are stockholders of Parent as of the date of this Agreement) or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of stock in Parent, (E) declare, set aside or pay any dividends or other distribution in respect of any shares of its capital stock, (F) split, combine or reclassify any shares of its capital stock, (G) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations and warranties of Parent hereunder being untrue in any material respect or any condition in Article VII, VIII and IX not to be satisfied, (H) take or omit to take any action, the taking or omission of which could reasonably be expected to have a Material Adverse Effect, or (I) agree to do, or take any action in furtherance of, any of the foregoing.  Nothing in this Section 6.3(b) shall be interpreted as prohibiting or restricting Parent in any way from complying with the terms and conditions of any Material Contracts as such exist as of the date hereof.

(c)             Registration of Shares.  Parent shall file as soon as possible after the Closing, and use its best efforts to become effective within 12 months after the Closing Date, a registration statement under the Securities Act with respect to shares of Parent Common Stock issued pursuant to this Agreement prior to the expiration of such 12-month period, including EBITDA Stock issued pursuant to Section 3.1(c)(ii) and Warrant Stock issued pursuant to Section 3.1(c)(iii), to those stockholders of the Company who are listed on Schedule 6.3(c).

(d)           Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(i)            For six (6) years after the First Merger Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer, director, employee and representative of the Company and Parent in respect of acts and omissions occurring prior to the First Merger Effective Time to the fullest extent permitted by the DGCL or any other Law or provided under the Company’s or Parent’s certificate of incorporation and bylaws, as applicable, in effect immediately prior to the First Merger Effective Time; provided that such indemnification shall be subject to any limitation imposed by such certificate of incorporation or bylaws (as in effect immediately prior to the First Merger Effective Time) or from time to time by Law.

(ii)            For six (6) years after the First Merger Effective Time, the Surviving Corporation shall provide each present and former officer, director, employee and representative of the Company and Parent with “tail” insurance in respect of acts or omissions occurring prior to the First Merger Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof.  Without limiting the generality of the foregoing (and not withstanding any other provision of this Agreement), prior to the First Merger Effective Time, and with the prior consent of Parent, Company and Parent shall be entitled to obtain prepaid insurance policies providing for the coverage contemplated by this Section 6.3(d).  If such prepaid policies are obtained prior to the First Merger Effective Time, Parent shall not cancel such policies or permit such policies to be cancelled.

(iii)            The certificate of formation and the operating agreement of the Second Merger Surviving Entity shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s and Parent’s certificate of incorporation and bylaws, as applicable, in effect immediately prior to the First Merger Effective Time.  For six (6) years after the First Merger Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of such persons with respect to the facts or circumstances occurring at or prior to the First Merger Effective Time to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by changes in Law or except to make changes permitted by Law that would enlarge the scope of such persons’ indemnification rights thereunder.

(iv)            The provisions of this Section 6.3(d) (x) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (y) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  It is the intention of the parties to constitute the Company as trustee for the indemnified parties of the rights and benefits of this Section 6.3(d) and the Company agrees to accept such trust and to hold the rights and benefits of this Section 6.3(d) in trust for and on behalf of the indemnified parties.  The obligations of Parent and the Surviving Corporation under this Section 6.3(d) shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 6.3(d) applies unless (x) such termination or modification is required by applicable Law or (y) the affected indemnified party shall have consented in writing to such termination or modification.

(e)            Prior to the Effective Time, Parent shall (i) adopt an equity incentive plan in form and substance reasonably satisfactory to the Company, (ii) reserve 3,000,000 shares of Parent Common Stock for issuance pursuant to such equity incentive plan and (iii) contingent upon the approval of such equity incentive plan by the holders of Parent Common Stock, approve each of the option grants set forth on Schedule 6.3(e).

6.4.          Proxies and Dissent Rights.  Parent shall advise the Company, as reasonably requested, and on a daily basis on each of the last seven (7) Business Days prior to the Parent Stockholders meeting, as to the aggregate tally of proxies and votes received in respect of such special meeting and the number of shares of Parent Common Stock for which notices of conversion have been delivered to Parent.

6.5.          Stock Symbol.  As of and after the First Merger Effective Time, Parent shall (i) change the name of Parent to “First Communications, Inc.” and (ii) cause the symbol under which the Parent Common Stock and any warrants to purchase Parent Common Stock are traded on the NASDAQ to change to a symbol as determined by the Company that, if available, is reasonably representative of the corporate name or business of the Company.

6.6.          Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to effect the Merger on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transactions.

VII.     CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:

7.1.          Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained by Parent in accordance with the DGCL and Parent’s certificate of incorporation. An executed copy of an amendment to Parent’s certificate of incorporation shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.  The Trust Fund containing at least $81,000,000 shall have been disbursed to Parent.

7.2.          Parent Common Stock.  Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s certificate of incorporation.

7.3.          Effectiveness of Registration Statement.  The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

7.4.          NASDAQ Listing Approval.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

7.5.          No Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, injunction, judgment, order, decree, ruling or charge (whether temporary, preliminary or permanent) that is in effect and (a) restrains, enjoins or otherwise prohibits or challenges the validity or legality of the Transactions, (b) limits or otherwise adversely affects the right of Parent to own and control the Acquired Companies, or to operate all or any material portion of either the business or the assets of the Acquired Companies or any material portion of the business or the assets of Parent or (c) compels Parent or any of its Affiliates to dispose of all or any material portion of either the Business or the assets of any Acquired Company (each, a “Governmental Prohibition”), and no Person shall have instituted or overtly threatened any action, suit or proceeding that would be reasonably expected to, result in any Governmental Prohibition.

7.6.          Hart-Scott-Rodino Act; Governmental Approvals.  All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated and all notices, reports, registrations and other filings with, and all consents, approvals and authorizations set forth on Schedule 6.1(a)(i) or Schedule 6.1(a)(ii) shall have been made or obtained, as the case may be.

7.7.          Board Composition and Parent Officers.  The stockholders of Parent shall have voted to elect to Parent's board of directors the individuals named on Schedule 7.7 in the classes set forth opposite their names, effective immediately after the Closing, and Parent shall have appointed the individuals named on Schedule 7.7 to the offices set forth opposite their names, effective immediately after the Closing.

7.8.          Frustration of Closing Conditions.  None of the Company, Parent or the Merger Sub may rely on the failure of any condition set forth in Articles VII, VIII or IX, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 6.1(d) or any other provision of this Agreement.

VIII.     ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND THE MERGER SUB

The obligations of Parent and Merger Sub to effect the Mergers are subject to satisfaction of the following conditions at or prior to the date indicated (any of which may be waived in whole or in part by Parent in writing):

8.1.          Representations True.  The Company’s representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto and any certificates delivered pursuant to this Agreement shall be true and correct in all material respects (except representations which, as written, are already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the First Merger Effective Time as if made at the First Merger Effective Time.

8.2.          Consents Obtained.  All necessary third party approvals or consents shall have been obtained from all foreign, local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other Person or entity whose approval or consent is necessary to consummate the Transactions including, without limitation, the approval of the Company’s board of directors and stockholders, State PUC Consents and FCC Consents.

8.3.          Performance of Obligations.  The Company shall have performed in all material respects all obligations, covenants and agreements undertaken by the Company in this Agreement and shall have complied in all material respects with all terms and conditions applicable to it under this Agreement to be performed and complied with on or before the Closing Date.

8.4.          Dissenting Stockholders.  Stockholders holding not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the DGCL with respect to the transactions contemplated by this Agreement.

8.5.          Receipt of Documents by Parent.  Parent shall have received:

(a)             a certificate, dated the Closing Date, signed by the President and Secretary of the Company, certifying as to the fulfillment of the matters contained in Sections 8.1, 8.2 and 8.3;

(b)             certified copies of resolutions duly adopted by the board of directors and stockholders of the Company approving this Agreement and the Transactions;

(c)             certificates of good standing dated within five Business Days of the Closing Date certifying the due incorporation or formation, good standing and continued corporate existence of each of the Acquired Companies issued by the jurisdiction of incorporation of such Acquired Company and by each jurisdiction where such Acquired Company is required to qualify to do business as a foreign corporation; and

(d)             the Escrow Agreement attached hereto as Exhibit D, executed by the Stockholders’ Representative and the Escrow Agent.

8.6.          No Material Adverse Effect.  Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on the Company.

8.7.          Credit Agreement Amendment.  The Company shall have obtained an amendment to the JPMorgan Credit Agreement waiving the change of control provision.

8.8.          GCI Merger.  The Company shall have consummated the GCI Acquisition substantially on the terms and conditions set forth in the GCI Merger Agreement.

IX.     CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions at or prior to the date indicated (any of which may be waived in whole or in part by the Company in writing):

9.1.          Representations True.  Parent and the Merger Subs’ representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto and any certificates delivered pursuant to this Agreement shall be true and correct in all material respects (except representations which, as written, are already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the First Merger Effective Time as if made at the First Merger Effective Time.

9.2.          Performance of Obligations.  Parent and each Merger Sub shall have duly performed in all material respects all obligations, covenants and agreements undertaken by them in this Agreement and shall have complied in all material respects with all the terms and conditions applicable to them under this Agreement to be performed or complied with on or before the Closing Date.

9.3.          Consents Obtained.  All necessary third party approvals or consents, assuming the Acquired Companies’ compliance with Section 6.2 with respect to those third party consents that are the subject of such section, shall have been obtained from all foreign, local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other Person or entity whose approval or consent is necessary to consummate the Transactions including, without limitation, the approval of the board of directors of each of Parent and the Merger Subs, State PUC Consents and FCC Consents.

9.4.          Merger Consideration.  Parent shall have confirmed that it is prepared to deposit the Merger Consideration with the Exchange Agent and the Escrow Agent, as applicable.

9.5.          Parent Stockholder Consent.  Parent shall have received approval from the stockholders of Parent in a manner consistent with Parent’s final prospectus dated January 29, 2007 and delivered such approval to the Company; provided, however, if Parent fails to obtain such stockholder approval and all of the other foregoing conditions in Sections 7.3-7.6 and 8.1-8.8 shall have been satisfied, then Parent shall pay the Company all of its excess working capital funds available outside of the Trust Fund which remain after Parent’s expenses are paid or accrued for and reasonable liquidation reserves are established.

9.6.          Receipt of Documents.  The Company shall have received:

(a)             a certificate, dated the Closing Date, signed by the President and Secretary of each of Parent and each Merger Sub certifying as to the fulfillment of the matters contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.7 and 9.8;

(b)             certified copies of resolutions duly adopted by the board of directors of each of Parent and each Merger Sub approving this Agreement and the Transactions; and

(c)             the Escrow Agreement duly executed by the Parent and the Escrow Agent.

9.7.          SEC Compliance.  Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

9.8.          No Material Adverse Effect.  Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on Parent.

X.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1.        Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any certificate or instruments delivered pursuant to this Agreement shall survive the Closing.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

XI.     TERMINATION

11.1.        Termination.  This Agreement may be terminated at any time prior to Closing, as follows:

(a)             By mutual written consent of Parent and the Company;

(b)             By either Parent or the Company, if the Transactions shall not have been consummated on or before January 29, 2009 (the “Outside Date”);

(c)             By either Parent or the Company, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions;

(d)             By either Parent or the Company, if within forty-eight (48) hours of the execution and delivery of this Agreement, the Company does not obtain the affirmative written consent of a majority of the stockholders of the Company approving this Agreement and the Transactions;

(e)             By either Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation;

(f)             By Parent, if it is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 8.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(f)); or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 8.3 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(f)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice to the Company, if curable; or

(g)            By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent herein become untrue or inaccurate such that Section 9.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(g)); or (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement such that Section 9.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 11.1(g)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice to Parent, if curable.

(h)            By Parent within forty-eight (48) hours of the delivery by the Company to Parent of Replacement Company Financial Statements, if such Replacement Company Financial Statements contain restated items that adversely affect the Company’s financial results as of and for the fiscal year ended December 31, 2007.

11.2.       Effect of Termination.  If this Agreement is terminated as permitted by Section 11.1, this Agreement shall have no further force and effect, except that the provisions of Sections 6.1(c), 6.2(g), 12.1, 12.2, 12.5, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13 and this Section 11.2 shall survive any such termination and except for any breach by a party of its obligations hereunder prior to the time of such termination.

XII.     MISCELLANEOUS

12.1.          Applicable Law.  This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware.

12.2.          Construction; Entire Agreement; Amendment.  The captions preceding the Articles and Sections in this Agreement have been inserted for convenience only and shall not be used to modify, expand or construe any of the provisions of this Agreement.  This Agreement, which includes the exhibits and schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, constitutes the entire Agreement between the parties hereto with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.  This Agreement may not be amended or modified in any way except in a writing signed by each of the parties hereto and except as provided in Section 6.2(e).

12.3.          Assignment.  The rights and obligations of a party under this Agreement shall not be assignable by such party without prior, express written consent of all other parties.

12.4.          Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, heirs, successors and permitted assigns of the respective parties.

12.5.          Interpretation.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

12.6.          Waiver.  Any provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefit of such provision.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.7.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement.  Electronic or facsimile signatures shall be deemed to be original signatures.

12.8.          Severability.  The parties agree that if any part, term, or provision of this Agreement shall be found illegal and unenforceable by any court of law, the remaining provisions shall be severable, valid, and enforceable in accordance with their terms.

12.9.          Notices.  Notice from a party to another party hereto relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient’s address or facsimile number set forth below by any of the following means:  (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express, Airborne Express, or like overnight courier service, or (iv) facsimile showing the date of transmission thereon and followed by regular mail delivery of a copy thereof.  Notice made in accordance with this Section 12.9 shall be deemed delivered on receipt if delivered by hand or transmission if sent by facsimile on the third Business Day after mailing if mailed by registered or certified mail, or the next Business Day after deposit with an overnight courier service if delivered for next day delivery.

(a)           If to the Company or the Stockholders’ Representative prior to the Closing, as follows:

First Communications, Inc.
3340 West Market Street
Akron, Ohio 44333
Attn:  Joseph Morris

Fax: (330) 835-2330

With a copy to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attn:  John J. Concannon III, Esq.

Fax:  (617) 951-8736

(b)           If to Parent or the Merger Sub or following the Closing, the Company, as follows:

Renaissance Acquisition Corp.
50 East Sample Road
Pompano Beach, Florida
Attn:  Barry W. Florescue

Fax: (954) 784-0534

and

Renaissance Acquisition Corp.

15652 Woodvale Road
Encino, California 91436
Attn:  Richard Bloom
Fax: (818) 995-7191

With a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attn:  Charles I. Weissman, Esq.

Fax: (212) 698-3599

(c)           If to the Stockholders’ Representative following the Closing, as follows:

The Gores Group LLC

10877 Wilshire Boulevard

18th Floor

Los Angeles, California 90024

Attn: Scott Honour
Fax:  (310) 209-3310

Any party may, from time to time, by written notice to the other party, designate a different address, which shall be substituted for the one specified above for such party.

12.10.          Consent to Jurisdiction.  The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereto brought by any other party hereto.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each party hereto, to the extent permitted by applicable Law, hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.9 above.  Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

12.11.          WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

12.12.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

12.13.          Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, each party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of representatives, counsel, accountants, brokers and finders.

12.14.          Stockholders’ Representative.  Subject to the penultimate sentence of this Section 12.14, the Stockholders’ Representative shall serve as the exclusive agent of the Former Company Stockholders and the holders of T2 Warrants and T3 Warrants for all purposes of this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Stockholders’ Representative shall be authorized (a) to execute all certificates, documents and agreements on behalf of and in the name of any of the Former Company Stockholders and the holders of T2 Warrants and T3 Warrants necessary to effectuate the transactions contemplated hereby, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement.  The Stockholders’ Representative also shall be exclusively authorized to take all actions on behalf of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants in connection with any claims made under this Agreement or in respect of the Transactions contemplated hereby, to bring, prosecute, defend or settle such claims, and to make and receive payments in respect of such claims on behalf of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants, and no Former Company Stockholder or holders of T2 Warrants and T3 Warrants shall take any such action without the Stockholders’ Representative’s prior written approval.  The Stockholders’ Representative is serving in the capacity as exclusive agent of the Former Company Stockholders and holders of T2 Warrants and T3 Warrants hereunder solely for purposes of administrative convenience.  The Stockholders’ Representative shall not be liable to any Person for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The holders of shares of Company Stock outstanding immediately prior to the First Effective Time shall indemnify the Stockholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  The person serving as Stockholders’ Representative may resign or be replaced from time to time by the holders of a majority in interest of the Escrowed Stock held in the Escrow Account upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger on the date first above written.

PARENT:

RENAISSANCE ACQUISITION CORP

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: Chairman and Chief Executive Officer

MERGER SUB I:

FCI MERGER SUB I, INC.

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: President

MERGER SUB II:

FCI MERGER SUB II, LLC

By:	RENAISSANCE ACQUISITION CORP.,
as Sole Member

By:	/s/ Barry W. Florescue
Name: Barry W. Florescue
Title: Chairman and Chief Executive Officer

THE COMPANY:

FIRST COMMUNICATIONS, INC.

By:	/s/ Joseph R. Morris
Name: Joseph R. Morris
Title: Chief Operating Officer

STOCKHOLDERS’ REPRESENTATIVE:

THE GORES GROUP, LLC

By:	/s/ Steven G. Eisner
Name: Steven G. Eisner
Title: Vice President